     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1999


                                                      REGISTRATION NO. 333-71279
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------


                            NTL COMMUNICATIONS CORP.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                     4899                      52-1822078
(STATE OR OTHER JURISDICTION (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
              OF             CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)
      INCORPORATION OR           110 EAST 59TH STREET
         ORGANIZATION)         NEW YORK, NEW YORK 10022
                                    (212) 906-8440
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

        RICHARD J. LUBASCH, ESQ.                           COPY TO:
         SENIOR VICE PRESIDENT,                     THOMAS H. KENNEDY, ESQ.
      GENERAL COUNSEL AND SECRETARY        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            NTL INCORPORATED                           919 THIRD AVENUE
          110 EAST 59TH STREET                     NEW YORK, NEW YORK 10022
        NEW YORK, NEW YORK 10022                        (212) 735-3000
             (212) 906-8440
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND
             TELEPHONE NUMBER,
    INCLUDING AREA CODE, OF AGENT FOR
                  SERVICE)

                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   As soon
as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus in not complete and may be changed. We may not deliver these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus


                  Subject to completion, dated April 13, 1999


                               Offer to Exchange

      NTL COMMUNICATIONS CORP.                                        (NTL LOGO)


                         11 1/2% SENIOR NOTES DUE 2008


                 12 3/8% SENIOR DEFERRED COUPON NOTES DUE 2008

                            ------------------------

     We are offering to exchange an aggregate principal amount of up to:


     - $625,000,000 of our new 11 1/2% series B senior notes due 2008 for a like amount of our old 11 1/2% senior notes.



     - $450,000,000 of our new 12 3/8% series B senior deferred coupon notes due 2008 for a like amount of our old 12 3/8% senior deferred coupon notes due 2008.


                            -------------------------------

                              Terms of the Exchange Offer


     - The exchange offer expires at 5:00 p.m., New York City time, on
                      , 1999, unless we extend it.


     - We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

     - You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.


     - The exchange of outstanding old notes for new notes will not be a taxable event for United States federal income tax purposes. See "Federal income
       tax considerations" on page     for more information.


     - The terms of the new notes are substantially identical to the outstanding old notes, except that the new notes will be registered under the Securities Act and freely tradeable.


     We will apply to list the new notes on the Luxembourg Stock Exchange.



     See "Risk Factors" beginning on page    for a discussion of risk factors
that you should consider before deciding to tender your old notes.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is          , 1999.

     Until                , 1999, which is 90 days after the date of this
prospectus, if you are a dealer effecting transactions in the new notes, whether or not you participate in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to your obligation if you are a dealer to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
                            ------------------------


     In this prospectus, references to "pounds sterling," "L" "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. For your convenience only we have translated some pound sterling amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise clearly indicate, the translations of pounds sterling into U.S. dollars have been made at $1.6595 per L1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customers purposes by the Federal Reserve Bank of New York on December 31, 1998. See "Exchange Rates" for information regarding the noon buying rate for the past ten fiscal years. On April 12, 1999, the noon buying rate was 1.61 per L1.00.

                               PROSPECTUS SUMMARY


     This summary highlights information about us and the exchange offer which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making a decision to exchange your old notes. When we refer to NTL in this prospectus, we mean NTL Communications Corp. and its consolidated subsidiaries, except where we make it clear that we are only referring to NTL Communications Corp. The statistical data included in this prospectus is as at December 31, 1998, unless we indicate otherwise. That statistical data does not include statistical data relating to ComTel, Partners or Diamond, each of which we have recently acquired.


                                   ABOUT NTL

     We are a leading communications company in the United Kingdom, providing residential, business and wholesale customers with the following services:


     - residential telecoms and television services, including residential telephony, cable television and Internet access services;



     - national telecoms services including national business telecoms, national and international carrier telecommunications, Internet services and satellite and radio communications services; and


     - broadcast services including digital and analog television and radio broadcast transmission services.

     We provide a broad range of services over local, national and international network infrastructure. We operate:

     - advanced local broadband networks serving entire communities throughout our regional franchise areas;


     - the UK's first backbone telecommunications network using an advanced network transmission standard known as synchronous digital hierarchy technology,



     - satellite earth stations and radio communications facilities from our tower sites across the UK; and


     - a broadcast transmission network which provides national, regional and local analog and digital transmission services to customers throughout the UK.


     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become a premier new era communications company in the UK, which will offer these services to residential, business and wholesale customers on a national scale. We believe that we will be able to deliver our strategy, based on our entrepreneurial approach, innovative marketing and technical excellence.



     We are a Delaware corporation, and were incorporated on April 2, 1993. In March 1997, we changed our name from International CableTel Incorporated to NTL Incorporated to reflect the integration of the services we provide following our acquisition of NTL Group Limited in 1996, and to capitalize on NTL Group Limited's 40-year history in the UK as a provider of reliable communications services.



     On April 1, 1999, we completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger so that all of our stockholders at the effective time of the merger became stockholders of NTL Incorporated, the new holding company, and we became a subsidiary of the new holding company and changed our name to NTL Communications Corp.



                              RECENT DEVELOPMENTS



     On March 19, 1999, the Commonwealth of Australia announced that NTL Incorporated was the successful bidder to acquire and operate the Australian National Transmission Network at a purchase price of approximately $407.0 million. This acquisition is expected to close in late April or early May 1999. While NTL Incorporated ultimately intends to finance the purchase price by a separate financing at either the NTL Incorporated level or at the level of one of NTL Incorporated's subsidiaries, the funds necessary to pay the purchase price for the Australian network may be obtained, subject to applicable legal and contractual restrictions, from a dividend or other distributions by us to NTL Incorporated.



     On April 1, 1999, Diamond Cable Communications Plc, a subsidiary of ours, commenced required offers to the holders of all of the outstanding Diamond and Diamond subsidiary notes at a price equal to 101% of their accreted value or principal amount, as applicable. Those offers had an aggregate value of approximately $1.4 billion (L842 million). Those offers were made as a result of the "change of control" provisions of the indentures pursuant to which these notes were issued. The offers will expire on April 30, 1999. As of April 6, 1999, all of these Diamond notes were trading at prices above their redemption prices.



     If those trading patterns prevail, Diamond would not expect the holders of the notes to exercise the right to redeem. If the trading prices of the Diamond notes declined to levels below 101% of their accreted value or principal amount, as the case may be, redemptions would be more likely to occur. We have entered into a bridge facility to finance the redemption of Diamond notes tendered, if any, which is subject to various funding conditions. In addition, the 13 1/4% Diamond notes are redeemable at the option of Diamond on September 30, 1999 at 107.125% of the principal amount at maturity.

                               THE EXCHANGE OFFER

Notes offered.................   We are offering up to


                                 - $625,000,000 principal amount of new 11 1/2%
                                   series B senior notes due 2008 and



                                 - $450,000,000 principal amount at maturity of
                                   new 12 3/8% series B senior deferred coupon notes due 2008.



                                 The series B notes have been registered under the Securities Act.


The exchange offer............   We are offering to issue the new notes in
                                 exchange for a like principal amount of your old notes. For procedures for tendering, see
                                 "The Exchange Offer."


Tenders, expiration date;
   withdrawal.................   The exchange offer will expire at 5:00 p.m. New
                                 York City time on                , 1999 unless
                                 we extend it. If you decide to tender your old
                                 notes in the exchange offer, you may withdraw
                                 them at any time before                , 1999.
                                 If we decide for any reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.


United States federal income
tax consequences..............   Your exchange of old notes for new notes in the
                                 exchange offer should not result in any income, gain or loss to you for federal income tax purposes. See "Federal Income Tax
                                 Considerations."

Use of proceeds...............   We will not receive any proceeds from the
                                 exchange pursuant to the exchange offer.


Exchange agent................   The Chase Manhattan Bank through its offices
                                 specified in this prospectus in New York and Luxembourg is acting as the exchange agent for the exchange offer. See "The exchange offer -- exchange agent" and the inside back cover of this prospectus for the location of the offices of the exchange agent.

           CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER


     The following summary is based on interpretations by the staff of the SEC in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. However new notes must be acquired in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.



     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See "Risk Factors -- If you do not exchange your old notes for new notes you will continue to hold notes subject to restrictions on transfer," "The exchange offer" and "Registration rights."


                      SUMMARY DESCRIPTION OF THE NEW NOTES


     The terms of the new notes and the old notes are identical in all material respects, except for:



     (1) the transfer restrictions and registration rights relating to the old notes, and



     (2) some provisions under the registration rights agreements providing for special interest on the old notes under some circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.



Issuer.....................  NTL Incorporated



Securities offered.........  - $625,000,000 principal amount of 11 1/2% series B senior notes due 2008.



                             - $450,000,000 principal amount at maturity of
                               12 3/8% series B senior deferred coupon notes due 2008.


Maturity date..............  October 1, 2008.


Issue price................  $555.05 per $1,000 principal amount at maturity for each 12 3/8% new note.



Yield and Interest.........  Interest on the 11 1/2% new notes will accrue at the rate of 11 1/2% per annum. Interest will be payable in cash, semi-annually in arrears, on April 1 and October 1. The payments commenced on April 1, 1999.



                             The issue price of each 12 3/8% old note represents a yield to maturity of 12.375% per annum, computed on a semi-annual bond equivalent basis. Cash interest will only accrue on the 12 3/8% new notes from October 1, 2003. From October 1, 2003, interest on the 12 3/8% new notes will accrue at the rate of 12 3/8% per annum and will be payable in cash, semi-annually in arrears, on April 1 and October 1, commencing on April 1, 2004.



Optional redemption........  On or after October 1, 2003, the new notes will be redeemable at our option, in whole at any time or in part on one or more occasions, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, to the date of redemption.



Ranking....................  The new notes will rank senior in right of payment to all of our subordinated indebtedness and will rank equal in right of payment with all of our existing and future unsubordinated obligations. As of December 31, 1998, we had approximately $3.7 billion of unsubordinated debt outstanding. The new notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries with respect to the cash flow and assets of those subsidiaries. The new notes will rank senior to all our 7% convertible subordinated notes due 2008.



Change of control..........  If a change of control triggering event occurs we will be required to make an offer to purchase all of the notes at 101% of their principal amount plus accrued and unpaid interest to the date of purchase. In the case of repurchases of 12 3/8% notes before October 1, 2003, the purchase price will be equal to 101% of the accreted value at the date of repurchase.



                             We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11 1/2% notes and other debt that may become repayable upon a change of control triggering event.



Certain Covenants..........  The indentures governing the notes contains covenants relating to, among other things, the following matters:


                             - restricted payments;

                             - incurrence of additional indebtedness and
                               issuance of preferred stock;

                             - liens;

                             - dividend and other payment restrictions affecting
                               subsidiaries;

                             - mergers, consolidations and sales of assets;

                             - transactions with affiliates; and



                             - reports.



Listing....................  We will apply to list the new notes on the
                             Luxembourg Stock Exchange.



Governing law..............  The new notes and the indentures under which the new notes will be issued are governed exclusively by the laws of the State of New York.


Trustee, principal paying
   agent and registrar.....  The Chase Manhattan Bank.

Paying agent and transfer
   agent in Luxembourg.....  Chase Manhattan Bank Luxembourg S.A.


Listing agent in


   Luxembourg..............  Banque Internationale a Luxembourg.

                                  RISK FACTORS



     You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are also generally applicable to the old notes as well as the new notes.



IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO RESTRICTIONS ON TRANSFER AND WHICH ARE NOT FREELY TRADEABLE



     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under "Registration rights" in this prospectus, we will have no obligation to register your old notes under the Securities Act. We do not expect that we will take any action to register the old notes under the Securities Act unless we are required to do so in those limited circumstances.



OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATION UNDER THE NOTES


     We are and, for the foreseeable future will continue to be, highly leveraged.


     On December 31, 1998, our total long-term indebtedness, including our 13% senior redeemable exchangeable preferred stock, was approximately $5.2 billion.



     The degree to which we are leveraged could have important consequences to you including the following:



     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates,



     - limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, including the build out of the networks in the franchises and the development and expansion of our business,



     - requiring a substantial portion of our cash flow from operations to be dedicated to debt service requirements, which reduces the funds available for dividends, operations and future business opportunities and



     - increasing our exposure to increases in interest rates given that some of our borrowings may be at variable rates of interest.



     In addition, we may under some circumstances be obligated to offer to repurchase outstanding securities, including the notes, before maturity. We cannot assure you that we will have available financial resources necessary or that we will otherwise be able to repurchase those securities in those circumstances, including, without limitation, if a change of control triggering event occurs under those securities and/or the notes.



     The indentures governing our existing indebtedness allow us to assume additional debt in order to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of either tangible or intangible assets, licenses and computer software that are used in connection with a cable business, as well as entities that are directly or indirectly engaged in a cable business.



THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING



     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure requirements.


     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,

     - actual construction costs will meet our expectations,

     - we will satisfy conditions precedent to advances under future credit facilities,

     - we will not acquire additional businesses that require additional capital,

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required or

     - our subsidiaries will withstand exposure to exchange and interest rate fluctuations.

     We do not have any firm additional financing plans to address the factors enumerated above, except in relation to our new credit facility which we discuss below.


NEED FOR ADDITIONAL FINANCING -- WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY ALL OF OUR OUTSTANDING INDEBTEDNESS



     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity all of our outstanding indebtedness. Some of the measures we may take to refinance our debt include:



     - refinancing all or portions of that indebtedness,



     - seeking modifications to the terms of that indebtedness,


     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders, and

     - seeking additional equity financing.

     We cannot be certain that we will succeed in executing any of these measures.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION



     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses that operate principally in the UK. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness or raise additional equity. We cannot assure you that, with respect to the recent acquisitions of Comcast, ComTel, Eastern and Diamond, as well as future acquisitions, that we:


     - will realize any anticipated benefits,

     - will successfully integrate the businesses with our operations, or


     - will manage such integration without adversely affecting us.



WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES



     We are a holding company and conduct our operations through direct and indirect wholly-owned subsidiaries and affiliated joint ventures. Consequently, we hold no significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries may limit the payment of dividends, loans and other distributions to us.



     Additionally, following the liquidation of a subsidiary or joint venture, the creditors of that subsidiary or joint venture will be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. The claims of the lenders under our credit facility also rank ahead of any obligations of our subsidiaries to us.



     The old notes are, and the new notes will effectively rank behind all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including borrowings under the new credit facility. On December 31, 1998, after giving pro forma effect to the Diamond acquisition, the total liabilities of our subsidiaries were approximately $2.5 billion.


WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS


     We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain our operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness and our preferred stock.



     We had net losses for the years ended December 31,



     - 1998: $534.6 million


     - 1997: $333.1 million

     - 1996: $254.5 million

     - 1995: $90.8 million

     - 1994: $29.6 million

     - 1993: $11.1 million


     As of December 31, 1998, our accumulated deficit was $1.3 billion.



     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses.


WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     For the years ended December 31, 1998, 1997, 1996, 1995 and 1994, our earnings were insufficient to cover fixed charges by approximately $565.7 million, $355.4 million, $257.1 million, $105.4 million and $31.8 million, respectively. Our earnings for the year ended December 31, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by approximately $584.5 million and $367.4 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.



WE MAY UTILIZE SOME OF OUR EXISTING FINANCIAL RESOURCES TO REDEEM DIAMOND NOTES



     If holders of the Diamond and Diamond subsidiary notes tender their notes in the current repurchase offer, we will be required to use our available financial resources or additional borrowings to fund such redemption. A maximum of approximately $1.4 billion will be required for this purpose.



WE MAY DISTRIBUTE OR DIVIDEND FUNDS TO NTL INC.



     Under our existing indentures, we are permitted, and under the indenture for these notes will be permitted, to dividend or distribute certain amounts to NTL Inc., our parent. A distribution may occur in the near future to finance all or a portion of NTL Inc.'s purchase of the Australian National Transmission Network for approximately $407.0 million. If those funds are distributed, NTL Inc. may, but is not required to, recontribute them to us as and if it obtains alternative financing for the purchase price. Such dividends and distributions, to the extent permitted, may be made at other times for other purposes.



WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED



     We face significant competition from established and new competitors in the areas of residential telephony, business telecoms services and cable television. We believe that competition will intensify in each of these business areas, particularly business telecommunications and the Internet. If we are unable to compete successfully our financial condition and results of operations could be adversely affected.

     Residential Telephony.   We compete primarily with British
Telecommunications plc in providing telephone services to residential customers. British Telecommunications, formerly the only major national public telephone operator in the UK, occupies an established market position and manages fully built networks with resources that are substantially greater than ours. Our growth in telecommunications services depends upon our ability to appropriate British Telecommunications' customers.



     We also compete with mobile networks, which is a technology that may grow to be competitive with our other networks, particularly if call charges are reduced further on the mobile networks. We cannot assure you that we will be able to compete successfully with British Telecommunications or any other telecommunication operations.



     Business Telecommunications.   Competition in the business
telecommunications services sector is based on price range and quality of services. We expect price competition to intensify if existing and new market entrants compete aggressively. British Telecommunications is also our principal competitor in providing business telecommunications services. Additionally, we compete with Cable & Wireless Communications, Energis Communications Limited, Scottish Telecom in Scotland and with other companies that have been granted telecommunications licenses such as MCI-WorldCom and Colt.



     Cable television. Our cable television systems compete with a wide range of communications and entertainment services. Our cable television systems compete with direct reception over-the-air broadcast television, direct-to-home satellite services and satellite master antenna systems. Additionally, pay television and pay-per-view services offered by us compete with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services.



     Legislation in the UK provides for the introduction of digital terrestrial television that will initially provide an additional 18 or more new terrestrial channels serving between 60% and 90% of the UK's population. The introduction of digital terrestrial television, as well as digital satellite television, will provide increased competition for our cable television systems.



     Broadcast Services.   In February 1997, the UK Government sold the Home
Service and World Service transmission businesses of the British Broadcasting Corporation to a consortium led by Castle Tower Corporation. We may encounter significant competition from this consortium for a range of transmission services, for example, from local radio stations.



OUR PRINCIPAL BUSINESSES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE ADVERSELY TO US



     Our principal business activities in the UK are regulated and supervised by various governmental bodies that include the Independent Television Commission, the Department of Culture, Media and Sport, the Radio Communications Agency, the Radio Authority and the Office of Telecommunications under the directions of the Director

General and the Department of Trade and Industry on behalf of The Secretary of State for Trade and Industry. Changes in laws, regulations or governmental policy or the interpretations of such laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.



     In particular, the prices that we may charge the ITV companies, Channel 4 and Welsh Fourth Channel, for television transmission services are subject to price controls imposed by the OFTEL. These price controls may be reviewed again prior to 2002 and price controls for the year following December 31, 2002 may have a material adverse effect on the revenues receivable from the ITV companies, Channel 4 and Welsh Fourth Channel.


     As a UK company we are subject to regulatory initiatives of the European Commission. Changes in EU Directives, particularly television "production" and "programming" quotas, may reduce the range of programing and increase the costs of purchasing television programming. In addition, EU Directives may introduce provisions that require us to provide access to our cable network infrastructure to other service providers.


OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR



     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the Castle Tower Corporation Consortium and NTL have made arrangements to share a large number of sites. We cannot assure you that the site sharing agreement or the site licenses will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.



     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.



FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US



     We have experienced rapid growth and development in a relatively short period, and we plan to meet our strategic objectives and regulatory milestones. Management of that growth will require, among other things:



     - stringent control of construction and other costs,



     - continued development of our financial and management controls,



     - increased marketing activities, and

     - the training of new personnel.


     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL


     A small number of key executive officers manage our businesses, and the loss of one or more of them could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business.


THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF SUCH CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK TO THE EXTENT WE OBTAIN FINANCING IN US DOLLARS BUT INCUR EXPENSES IN POUNDS STERLING


     To the extent that we obtain financing in United States dollars and incur construction and operating expenses in British pounds sterling, we will encounter currency exchange rate risks. In addition, we generate revenues primarily in British pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in United States dollars. We cannot assure you that this hedging transaction or any other hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.


WE HAVE LIMITED INSURANCE COVERAGE OF OUR NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary in the UK for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Any catastrophe that affects a significant portion of a system's underground cable network could result in substantial uninsured losses.

FORWARD-LOOKING STATEMENTS


     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will,"

"expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing that forward-looking information you should keep in mind that actual results may differ materially from those expressed or implied in those forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such projections and forward-looking statements include those specified in this risk factors section, as well as



     - industry trends,



     - our ability to



       -- continue to design network routes and install facilities,



       -- obtain and maintain any required government licenses or approvals,



       -- finance construction and development,


all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about


     - customer acceptance,



     - churn rates,



     - overall market penetration and competition from providers of alternative services, and



     - availability, terms and deployment of capital.



     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting such projections or other forward-looking statements. We cannot assure you that:


     - any financings will be obtained when required, on acceptable terms or at all;


     - actual amounts required to complete our planned build out will not exceed the amount we estimate or that additional financing substantially in excess of that amount will not be required; (see -- "The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding");


     - we will not acquire franchises, licenses or other new businesses that would require additional capital;


     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances");

     - Our subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk to the extent we obtain financing in US dollars but incur expenses in pounds sterling");


     - there will not be adverse changes in applicable United States, United Kingdom or Bermuda tax laws; or


     - the effects of monetary union in Europe will not be materially adverse to us.



All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the foregoing.

                               THE EXCHANGE OFFER



TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES



     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The
expiration date is 5:00 p.m., New York City time, on                , 1999.
However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.



     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under "Conditions to the exchange offer" below.



     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.



     Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any whole multiple of $1,000.



     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have not already accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the exchange offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable. A notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.



     The tender to us of old notes by you and the acceptance of your tender by us will be a binding agreement between us on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.



PROCEDURES FOR TENDERING OLD NOTES



     When we refer to a holder of old notes in this section of the prospectus relating to the exchange offer, we include any participant in the DTC system whose name appears on a security position listing as the holder of those old notes. Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message instead of a letter of transmittal to The Chase Manhattan Bank as exchange agent at one of the addresses set forth below under "Exchange agent", on or before the expiration date.


     In addition, either


     - certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date,



     - a timely confirmation of a book-entry transfer of the tendered old notes, which we refer to as a book-entry confirmation, into the appropriate exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date along with the letter of transmittal or an agent's message instead of a letter of transmittal, or



     - the holder must comply with the guaranteed delivery procedures we describe below.



     An agent's message means a message, transmitted by DTC to and received by the exchange agent. An agent's message forms a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by, and make the representations and warranties contained in, the appropriate letter of transmittal and that we may enforce such letter of transmittal against the participant.


     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to NTL.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless

     - you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or


     - the old notes are tendered for the account of an eligible institution, as we define that term below.



     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is



     - a member of a registered national securities exchange



     - a member of the National Association of Securities Dealers, Inc.

     - by a commercial bank or trust company having an office or correspondent in the United States or



     - by such other Eligible Institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.



We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.


     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.


     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the appropriate letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.



     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the old notes.



     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering, you will represent to us that, among other things,



     - the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,



     - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the notes and



     - that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.


     If you are an affiliate of NTL, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you


     - cannot rely on the applicable interpretations of the staff of the SEC and



     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.



     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an "underwriter" within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

     - accept, promptly after the expiration date, all old notes properly tendered,

     - issue the new notes promptly after acceptance of the old notes and

     - cause the new notes to be authenticated by the trustee.


     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount at maturity equal to that of the surrendered old note.



     The 11 1/2% new notes will bear interest from the most recent date to which interest has been paid on the 11 1/2% old notes. Accordingly, if the relevant record date for interest payment occurs after the completion of the exchange offer, registered holders of 11 1/2% new notes on that record date will receive interest accruing from the most recent date to which interest has been paid. If, however, the relevant record date for interest payment occurs prior to the completion of the exchange offer, registered holders of 11 1/2% old notes on such record date will receive interest accruing from the most recent date to which interest has been paid. 11 1/2% old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, except as set forth in the immediately preceding sentence. If you tender 11 1/2% old notes and they are accepted for exchange, you will not receive any payment in respect of interest, if any, on those 11 1/2% old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer.



     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, those non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the end of the exchange offer.


BOOK-ENTRY TRANSFER


     The exchange agent will request the establishment of accounts with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for the exchange offer. If you are a financial institution that is a participant in DTC's system you may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.


     Although you may deliver old notes to the exchange agent in the exchange offer through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees or an agent's message instead and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses set forth below under "exchange agent," on or before the expiration date. If this is not possible, the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES


     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if


         - the tender is made through an eligible institution,


         - before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent and



         - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.


WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the expiration date.


     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the addresses set forth below under "exchange agent". Any notice of withdrawal must:


     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount in the case of 11 1/2% old notes or the principal amount at maturity in the case of the 12 3/8% old notes,


     - and where certificates for old notes have been transmitted, specify the name in which those old notes are registered, if different from that of the withdrawing holder.



     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If tendered old notes under the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless you are an eligible institution, must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering old notes" above at any time on or before the expiration date.


CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:


         (1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,


              (a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or



              (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,



     or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgement, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

         (2) there shall have occurred

              (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,


              (b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,


              (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or


         (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or


         (4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;


which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.



     The foregoing conditions are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.


     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent in respect of the notes for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

            Delivery To: The Chase Manhattan Bank, as exchange agent

                                        In New York
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
          The Chase Manhattan Bank                             (212) 638-7380
     Corporate Trust-Securities Window                         (212) 638-7381
         Room 234 -- North Building
              55 Water Street                              Confirm by Telephone:
          New York, New York 10041                     Carlos Esteves: (212) 638-0828
                                                               (212) 638-0454
                                       In Luxembourg
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
    Chase Manhattan Bank Luxembourg S.A.                     (352) 46 26 85 380
               5 Rue Plaetis
             L-2338, Luxembourg                            Confirm by Telephone:
                                                    Veronique Cridel: (352) 46 26 85 284


     Delivery of the letter of transmittal in respect of the notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.


FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with any tender of old notes for exchange, except if you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS



     We will not receive any cash proceeds from the exchange of old notes for new notes in the exchange offer. We used the net proceeds of approximately $606.5 million from the sale of the 11 1/2% old notes to repay a portion of the indebtedness that we incurred under the new credit facility to fund the ComTel acquisition. We used most of the net proceeds of approximately $242 million from the sale of the 12 3/8% old notes to repay all the remaining indebtedness of approximately $185 million that we incurred under the new credit facility to fund the ComTel acquisition. We intend to use the balance of the net proceeds of approximately $57 million from the sale of the 12 3/8% old notes to finance our construction, capital expenditure and working capital requirements, including debt service and repayment obligations. In addition, a portion of the net proceeds may also be used to make acquisitions of businesses or assets related to our business.



                                 EXCHANGE RATES


     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per Ll.00.


YEAR ENDED DECEMBER 31,                         PERIOD END    AVERAGE(1)    HIGH      LOW
-----------------------                         ----------    ----------    -----    -----
1988..........................................    $1.81         $1.78       $1.91    $1.66
1989..........................................     1.61          1.63        1.82     1.51
1990..........................................     1.93          1.79        1.98     1.59
1991..........................................     1.87          1.76        2.00     1.60
1992..........................................     1.51          1.76        2.00     1.51
1993..........................................     1.48          1.50        1.59     1.42
1994..........................................     1.57          1.53        1.64     1.46
1995..........................................     1.55          1.58        1.64     1.53
1996..........................................     1.71          1.56        1.72     1.49
1997..........................................     1.65          1.64        1.71     1.56
1998..........................................     1.66          1.66        1.72     1.61
1999 (through April 12).......................     1.61          1.63        1.66     1.59


---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

                                 CAPITALIZATION



     The following table sets forth our actual capitalization as of December 31, 1998 and as adjusted for:



     (1) the acquisition of Diamond,


     (2) the proceeds of sale of preferred stock to Microsoft Corp. and


     (3) the offering of the 9 3/4% notes and the application of the proceeds from the notes.



                                                                AS OF DECEMBER 31, 1998
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(1)
                                                              ----------    --------------
                                                                     (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $  996,896      $1,842,253
                                                              ==========      ==========
Current portion of long-term debt...........................  $   23,691      $   23,691
                                                              ==========      ==========
Long-term debt:
  9 3/4% Deferred Coupon Notes due 2009.....................  $       --      $  340,136
  12 3/8% Deferred Coupon Notes due 2008....................     254,718         254,718
  11 1/2% Notes due 2008....................................     625,000         625,000
  9 1/2% Notes due 2008(2)..................................     206,800         206,800
  10 3/4% Deferred Coupon Notes due 2008....................     317,511         317,511
  9 3/4% Deferred Coupon Notes due 2008.....................     865,880         865,880
  10% Notes due 2007........................................     400,000         400,000
  11 1/2% Deferred Coupon Notes due 2006....................     831,976         831,976
  12 3/4% Deferred Coupon Notes due 2005....................     236,935         236,935
  7% Convertible Subordinated Notes due 2008................     275,000         275,000
  7% Convertible Subordinated Notes due 2008................     600,000         600,000
  11.20% Partners Discount Debentures due 2007..............     421,835         421,835
  10% Diamond Senior Notes due 2008.........................          --         224,033
  9 1/8% Diamond Senior Notes due 2008......................          --         110,000
  10 3/4% Diamond Senior Discount Notes due 2007............          --         303,337
  11 3/4% Diamond Senior Discount Notes due 2005............          --         422,554
  13 1/4% Diamond Senior Discount Notes due 2004............          --              --
  Subsidiary other..........................................       8,148          22,294
                                                              ----------      ----------
          Total long-term debt..............................   5,043,803       6,458,009
                                                              ----------      ----------
Senior redeemable exchangeable preferred stock, par value
  $0.01 per share, plus accreted dividends; liquidation
  preference $125,000,000; 125,000 shares issued and
  outstanding...............................................     124,127         124,127
Shareholders' equity (deficiency):
  Series preferred stock, $0.01 par value, 10,000,000 shares authorized: 177,000 shares (actual) and 677,000 shares
     (as adjusted) issued and outstanding...................           2               7
  Common stock, $0.01 par value, 400,000,000 shares
     authorized: 60,249,000 shares (actual) and 73,197,000
     shares (as adjusted) issued and outstanding(3).........         602             732
  Additional paid-in capital(3).............................   1,501,561       2,987,934
  Accumulated other comprehensive income....................     104,657         104,657
  (Deficit).................................................  (1,251,668)    (1,251,668)
                                                              ----------      ----------
          Total shareholders' equity........................     355,154       1,841,662
                                                              ----------      ----------
          Total capitalization..............................  $5,523,084      $8,423,798
                                                              ==========      ==========

---------------

(1) The as adjusted column assumes that NTL uses a portion of the net proceeds of the offering of the 9 3/4% notes to repay the 13 1/4% Diamond notes (excluding the payment of any premium therefor). NTL may, however, use the proceeds for other corporate purposes as discussed elsewhere in this offering circular. As of December 31, 1998, the accreted value of the 13 1/4% Diamond notes was approximately $259,159,000. The 13 1/4% Diamond notes are redeemable at the option of Diamond on September 30, 1999 at 107.125% of the principal amount at maturity.



(2) Net of unamortized discount of $639,000.



(3) Does not include an aggregate of 39,528,000 shares of common stock, consisting of:



     (a) 16,451,000 shares of common stock subject to options;



     (b) 2,880,000 shares of common stock subject to warrants;



     (c) approximately 3,140,000 shares of common stock issuable upon the conversion of preferred stock; and



     (d) 17,057,000 shares of common stock issuable upon conversion of convertible notes.

                              DESCRIPTION OF NOTES



GENERAL



     The 11 1/2% new notes will be issued under the 11 1/2% indenture, dated as of November 2, 1998, between NTL and The Chase Manhattan Bank, as trustee. The 12 3/8% new notes will be issued under the 12 3/8% indenture, dated as of November 6, 1993, between NTL and The Chase Manhattan Bank as trustee. The following summary of selected provisions of the indentures is not complete and is qualified in its entirety by reference to the indentures, including the definitions in indentures of various terms used below. The definitions of some terms used in the following summary are set forth below under "-- Definitions."



     In this section of the prospectus entitled "Description of Notes" when we refer to NTL we are referring only to the parent company, NTL Incorporated and not any of its subsidiaries.



     The old notes are, and the new notes will be, unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.



     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. As a result, the old notes are, and the new notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.



     Application will be made to list the new notes on the Luxembourg Stock Exchange.


PRINCIPAL, MATURITY AND INTEREST


     The 11 1/2% new notes will be limited in aggregate principal amount to $625,000,000. The 11 1/2% new notes will accrue interest at the rate of 11 1/2% per annum. Interest on the 11 1/2% new notes will be payable in cash, semi-annually in arrears, on April 1 and October 1 of each year, beginning on April 1, 1999. Interest on the 11 1/2% new notes will be payable to the holders of record on the immediately preceding March 15 in respect of interest payable on the following April 1 and September 15 in respect of interest payable on the following October 1. Interest on the 11 1/2% notes will accrue from November 2, 1998, or the most recent date to which interest has been paid or duly provided for on the 11 1/2% old notes.



     The 12 3/8% new notes will be limited in aggregate principal amount at maturity to $450,000,000. The 12 3/8% new notes will be issued at a substantial discount from their principal amount at maturity. Until October 1, 2003, no interest will accrue on the 12 3/8% new notes, but the Accreted Value of the 12 3/8% new notes will increase, representing amortization of original issue discount, between the date of original issuance and October 1, 2003, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value of the 12 3/8% new notes shall be equal to the full principal amount at maturity of the 12 3/8% new notes on October 1,

2003. From October 1, 2003, interest on the 12 3/8% new notes will accrue at the rate of 12 3/8% per annum and will be payable in cash, semiannually in arrears, on each April 1 and October 1, commencing April 1, 2004, to holders of record on the immediately preceding March 15 in respect of interest payable on the following April 1 and September 15 in respect of interest payable on the following October 1.



     The Accreted Value of each 12 3/8% note on each semi-annual accrual date will be as set forth below:



SEMI-ANNUAL ACCRUAL DATE                                 ACCRETED VALUE
------------------------                                 --------------
April 1, 1999..........................................    $  582.55
October 1, 1999........................................    $  618.60
April 1, 2000..........................................    $  656.88
October 1, 2000........................................    $  697.52
April 1, 2001..........................................    $  740.68
October 1, 2001........................................    $  786.51
April 1, 2002..........................................    $  835.17
October 1, 2002........................................    $  886.85
April 1, 2003..........................................    $  941.73
October 1, 2003........................................    $1,000.00



     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the new notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the new notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.



     The new notes will be payable both as to principal and interest on presentation of such new notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the trustee. Until otherwise designated by NTL, NTL's office or agency in New York will be the offices of the trustee maintained for such purpose. NTL has designated Chase Manhattan Bank Luxembourg S.A. to act as paying agent in Luxembourg if the new notes are approved for listing on the Luxembourg Stock Exchange. The new notes will be payable on maturity on October 1, 2008 at 100% of their principal amount and will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.


OPTIONAL REDEMPTION


     Except as referred to in this prospectus under "-- Covenants -- Additional Amounts; Optional Tax Redemption," the notes are not redeemable at NTL's option prior to October 1, 2003. Thereafter, the notes will be subject to redemption at the option of NTL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:


                                                           11 1/2%       12 3/8%
YEAR                                                      NEW NOTES     NEW NOTES
----                                                      ----------    ---------
2003....................................................   105.750%      106.188%
2004....................................................   103.833%      104.125%
2005....................................................   101.917%      102.063%
2006 and thereafter.....................................   100.000%      100.000%



     In the case of a redemption of any class of notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such Notes shall be made at the redemption prices specified in the applicable indenture plus accrued and unpaid interest, if any, to the applicable redemption date.


MANDATORY REDEMPTION AND REPURCHASE


     NTL is not required to make mandatory redemption or sinking fund payments with respect to the notes. NTL is required to make a Change of Control Offer and an Asset Sale Offer with respect to a repurchase of the notes under the circumstances described under the captions "Change of control" and "Asset sales," respectively.


CHANGE OF CONTROL


     If a Change of Control Triggering Event occurs, each holder of notes shall have the right to require NTL to repurchase all or any part of such holder's notes equal to $1,000 or an integral multiple of $1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the principal amount of those notes plus accrued and unpaid interest, if any, to the date of purchase. In the case of repurchases of 12 3/8% notes prior to October 1, 2003, the purchase price will be 101% of the Accreted Value of those notes as of the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and as long as the notes are listed on the Luxembourg Stock Exchange, publish a notice in one leading newspaper with circulation in Luxembourg, stating:



         (1) that the Change of Control Offer is being made pursuant to the covenant entitled Change of Control and that all notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change of Control Payment Date;



         (3) that any notes not tendered will continue to accrue interest and, if applicable, the Accreted Value of any 12 3/8% new notes not tendered will continue to increase as provided in those notes;



         (4) that, unless NTL defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date and, if applicable, the Accreted Value of any 12 3/8% notes tendered will cease to increase as provided in those notes;



         (5) that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;



         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and



         (7) that holders whose notes are being purchased only in part will be issued new 11 1/2% notes equal in principal amount to the unpurchased portion of the 11 1/2% notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.



     NTL will comply with the requirements of the securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control Triggering Event.



     On the Change of Control Payment Date, NTL will, to the extent lawful,



         (1) accept for payment notes or portions of notes tendered pursuant to the Change of Control Offer,



         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered and



         (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the notes or portions of notes tendered to NTL.



     The paying agent shall promptly mail to each holder of notes so accepted, or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such notes. The trustee shall promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note shall be in a principal amount of $1,000 or an integral multiple of $1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.



     Except as described above with respect to a Change of Control Triggering Event, the indentures do not contain any other provisions that permit the holders of the notes to require that NTL repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The indentures contain covenants which may afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the notes.



     The Change of Control Offer requirement of the notes may in certain circumstances make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.



     The indentures for our other outstanding senior notes and convertible notes also contain change of control provisions.



     NTL's ability to pay cash to the holders of notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect the financial health of the company" and "-- We are a holding company that is dependant upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances." The new credit facility does, and any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing notes. In such case, NTL's failure to purchase tendered notes would constitute an Event of Default under the indentures. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the indentures constitute events of default under the Credit Facility and may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's Subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the notes.



     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase substantially all, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NTL to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.


ASSET SALES


     The indentures provide that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless


         (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale,


         (2) NTL or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, of the assets sold or otherwise disposed of and



         (3) at least 80% of the consideration therefor received by NTL or the Restricted Subsidiary is in the form of


               (a) Cash Equivalents,

               (b) Replacement Assets,


               (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons, other than to NTL or a Subsidiary NTL, at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale, or


               (d) any combination of the foregoing clauses (a) through (c);

               provided, however, that the amount of


               (x) any liabilities, as shown on NTL's or the Restricted
                   Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and



               (y) any notes or other obligations received by NTL or any
                   Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause (3).



     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale


         (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary or

         (2) to be invested or reinvested in Replacement Assets.


     Pending final application of any Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.



     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15 million, NTL will make an Asset Sale Offer to all holders of notes and Other Qualified Notes to purchase the maximum principal amount of notes and Other Qualified Notes, determined on a pro rata basis according to the accreted value or principal amount, as the case may be, of the notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:


         (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes and


         (2) with respect to the notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, or, in the case of repurchases of 12 3/8% notes prior to October 1, 2003, at a purchase price equal to 100% of the Accreted Value of those notes as of the date of repurchase in accordance with the procedures set forth in the indentures.



     To the extent that the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds NTL may use such deficiency for general corporate purposes. If the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to accreted value or principal amount, as the case may be, to the notes and each issue of the Other Qualified Notes, and the trustee will select the notes to be purchased from the amount allocated to the notes on the basis set forth under "Selection and notice" below. Upon completion of such offers to purchase each of the notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.



     Notwithstanding the foregoing, NTL and its Subsidiaries may



         (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition,

         (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary or


               (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as



                    (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction and


                    (B) either


                         (I) the assets so contributed consist solely of a
                             license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction or


                        (II) the assets so contributed consist solely of Cable
                             Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock, or


         (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE



     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the notes are listed. In the absence of any requirements of any securities exchange or if the notes are not so listed, selection of the note to be redeemed will be made on a pro rata basis, provided that no notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue and, if applicable, the Accreted Value of any 12 3/8% notes tendered will cease to increase as provided in those notes on notes or portions of them called for redemption.


COVENANTS

   Restricted Payments


     The indentures provide that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:



         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests (other than



               (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NTL or such Restricted Subsidiary or



               (y) dividends or distributions payable to NTL or any Wholly Owned
                   Subsidiary of NTL, or


               (z) pro rata dividends or pro rata distributions payable by a
                   Restricted Subsidiary);


         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;



         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes; or



         (4) make any Restricted Investment.



             All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:


               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and


               (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (9) of the next succeeding paragraph, is less than the sum of


                  (x) the difference between Cumulative EBITDA and 1.5 times
                      Cumulative Interest Expense plus

                  (y) Capital Stock Sale Proceeds plus


                  (z) cash received by NTL or a Restricted Subsidiary from a
                      Non-Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary; provided, however, that to the extent that any Restricted Investment that was made after the date of the applicable indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of



                       (A) the cash received with respect to such sale,
                           liquidation or repayment of such Restricted
                           Investment, less the cost of such sale, liquidation or repayment, if any, and



                       (B) the initial amount of such Restricted Investment, in
                           each case as determined in good faith by NTL's Board of Directors.


     The foregoing provisions will not prohibit


         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;



         (2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary or


              (y) an Investment in any Person,


              in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests, other than any Disqualified Stock, of NTL provided that NTL delivers to the trustee:


                  (1) with respect to any transaction involving in excess of $1 million, a resolution of the Board of Directors set forth in an Officers'

                      Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and


                    (2) with respect to any transaction involving in excess of
                        $25 million, an opinion as to the fairness to NTL or the Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2), provided, that the amount of such proceeds from the sale of such Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (b)(y), above;



         (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which


               (A) has no Indebtedness on a consolidated basis other than
                   Indebtedness incurred to finance the purchase of equipment used in a Cable Business,


               (B) has no restrictions, other than restrictions imposed or permitted by the indentures or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries,


               (C) is or will be a Cable Business and

               (D) uses the proceeds of such Investment for constructing a Cable
                   Business or the working capital needs of a Cable Business;


         (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the notes, including premium, if any, and accrued and unpaid interest, made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of,



             (A) Equity Interests of NTL provided, that the amount of such proceeds from the sale of such Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (b)(y), above or


              (B) Refinancing Indebtedness permitted to be incurred under the
                  "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $80 million in the aggregate plus the sum of



              (x) cash received by NTL or a Restricted Subsidiary from a Non-
                  Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary and



              (y) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes, provided, that the amount of such proceeds from the sale of such Equity Interests shall be excluded in each case from Capital Stock Sale Proceeds for purposes of clause (2)(y), above;



         (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;



         (7) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25 million at any one time;


         (8) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

         (9) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.


     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of


         (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary and

         (y) the fair market value of such Subsidiary on such date as determined

               (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25 million and

               (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25 million.


     Not later than the fifth Business Day after making any Restricted Payment, other than those referred to in sub-clause (7) of the second paragraph preceding this paragraph, NTL shall deliver to the Trustee an Officers' Certificate stating that such

Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.



   Incurrence of Indebtedness and issuance of preferred stock



     The indentures provide that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of



         (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis,


         (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries and


         (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.


     The foregoing limitations will not apply to


          (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility,



          (b) the issuance by any Restricted Subsidiary of preferred stock, other than Disqualified Stock, to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders,



          (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are, or the credit support provided by any such Indebtedness is, in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business, including, without limitation, payments made pursuant to any License, the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary,



          (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $50 million,



          (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt,



          (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the notes, Existing Indebtedness or Indebtedness referred to in clauses (a), (b), (c),
              (d) or (e) above or the Refinancing Indebtedness incurred pursuant to the preceding paragraph; provided, however, that



              (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded plus the amount of reasonable expenses incurred in connection therewith;


              (2) the Refinancing Indebtedness shall have

                  (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, and

                  (B) a stated maturity no earlier than the stated maturity of,

               the Indebtedness being extended, refinanced, renewed, replaced or refunded; and


               (3) the Refinancing Indebtedness shall be subordinated in right of payment to the notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded,



          (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor,


          (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness,

          (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on

              Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation,


          (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary, or other Persons providing funding on their behalf, on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness, other than to NTL or a Restricted Subsidiary of NTL, such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event, and



          (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.



     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.


   Liens


     The indentures provide that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:


         (1) Permitted Liens;

         (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (b), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

         (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of

              NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.



   Dividend and other payment restrictions affecting restricted subsidiaries



     The indentures provide that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to



         (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries


                   (A) on its Capital Stock or

                   (B) with respect to any other interest or participation in, or measured by, its profits, or


              (b) pay any indebtedness owed to NTL or any of its Subsidiaries or



         (2) make loans or advances to NTL or any of its Subsidiaries or



         (3) transfer any of its properties or assets to NTL or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of


              (a) Existing Indebtedness as in effect on the Issuance Date,


              (b) the indentures and the notes,



              (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or
                  (i), but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility, of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the indentures and the notes but provided further that:


                      (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

                      (y) any such agreement may nevertheless contain


                           (I) restrictions limiting the payment of dividends or
                               the making of any other distributions to all or a portion of excess cash-flow or any similar formulation thereof and



                          (II) subordination provisions governing Indebtedness
                               owed to NTL or any Restricted Subsidiary,

              (4) applicable law,


              (5) any instrument governing Indebtedness or Capital Stock of a
                  Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the indentures,


              (6) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

              (7) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements,


              (8) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale, or transaction which, but for its size, would be an Asset Sale, solely with respect to the assets being sold, or


              (9) permitted Refinancing Indebtedness, provided that the
                  restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.


   Merger, consolidation or sale of assets



     The indentures provide that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless



         (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;



         (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the indentures if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the notes and the indentures;


         (3) immediately after such transaction no Default or Event of Default exists;


         (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and



         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.


   Additional Amounts; Optional Tax Redemption


     The indentures provide that the "Payment of Additional Amounts" provision in the indentures, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the indentures, relating to NTL's option to redeem the notes under specified circumstances if Additional Amounts are payable, apply to the notes in specified circumstances. The provisions of the indentures relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the notes, NTL will pay or cause to be paid such Additional Amounts as may be necessary in order that the net amounts received by a holder of the notes after such deduction or withholding shall be not less than the amounts specified in the notes to which the holder of such notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:


         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for


               (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the notes or the receipt of amounts payable in respect of the notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein or



              (b) the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the notes been presented on the last day of such period of 30 days;



         (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the notes or, if different, the beneficial owner of the interest payable on the notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;


         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;


         (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a note or withholding from the proceeds of a sale or exchange of a note;

         (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;



         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the note;


         (7) any combination of items (1), (2), (3), (4), (5) and (6) above;


nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the notes.



     The notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time if the circumstances set forth below occur. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of 12 3/8% notes prior to October 1, 2003, at a redemption price equal to 100% of the Accreted Value of those notes as of the date of purchase if after the Issuance Date there has occurred any change in or amendment to the laws, or any regulations or official rulings promulgated thereunder, of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the notes with respect to Withholding Taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was imposed on the Issuance Date provided, that,



         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date,

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the notes then due,



         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect and



         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.



     The notes may also be redeemed, in whole but not in part, at any time if the circumstances described below occur. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of 12 3/8% notes prior to October 1, 2003, at a redemption price equal to 100% of the Accreted Value of those notes as of the date of purchase if the Person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the Person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.



     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.


   Transactions with Affiliates


     The indentures provide that NTL will not, and will not permit any of its Restricted Subsidiaries to enter into an Affiliate Transaction. This prohibits NTL and any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, unless



         (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person and

         (2) NTL delivers to the trustee


               (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors and


              (b) with respect to any Affiliate Transaction or any series of
                  Affiliate Transactions involving aggregate payments in excess of $25 million, an opinion as to the fairness to NTL or the Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (ii);


provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:


         (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;



         (2) transactions between or among NTL and/or its Restricted
             Subsidiaries;



         (3) transactions permitted by the provisions of the indentures described above under the covenant "Restricted Payments;"



         (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;


         (5) any transaction pursuant to an agreement in effect on the Issuance Date;

         (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;


         (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and


         (8) any tax sharing agreement.

   Reports


     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, NTL will file with the SEC and furnish to the holders of SEC notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. If and as long as the SEC notes are listed on the Luxembourg Stock Exchange, copies of such reports will also be available at the specified office of the Luxembourg Agent. NTL does not publish unconsolidated financial reports.


EVENTS OF DEFAULT AND REMEDIES


     The indentures provide that each of the following constitutes an Event of
Default:



         (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the 11 1/2% notes;


         (2) default in payment when due of principal on the 11 1/2% notes;


         (3) failure by NTL to comply with the provisions described under the covenants "Change of control," "Restricted payments" or "Incurrence of Indebtedness and issuance of Preferred Stock";



         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the indentures or the notes;



         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default



               (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period or


               (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry;



         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and


         (8) the revocation of a Material License.


     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of then outstanding class of notes may declare all the applicable class notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.



     The holders of a majority in aggregate principal amount of each class of notes then outstanding by notice to the trustee may on behalf of the holders of all of the applicable class of notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the applicable class of notes.



     NTL is required to deliver to the trustee annually a statement regarding compliance with the indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS


     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the notes or the indentures or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the commission that a waiver of such liabilities is against public policy.


DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES


     NTL may cause the defeasance of the notes if NTL irrevocably deposits, or causes to be deposited, in trust with the trustee or the Paying Agent, at any time prior to the stated maturity of the notes or the date of redemption of all the outstanding notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge the entire principal of or, if applicable, all amounts payable in respect of Accreted Value, the then outstanding notes and all interest due thereon to maturity or redemption. The indenture will then cease to be of further effect as to all outstanding notes except, among other things, as to



         (1) remaining rights of registration of transfer and substitution and exchange of the notes,



         (2) rights of holders to receive payment of principal of and interest on the notes, and



         (3) the rights, obligations and immunities of the trustee.


     In order to exercise Defeasance:


         (1) NTL shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that



               (a) NTL has received from, or there has been published by, the
                   Internal Revenue Service, a ruling or



               (b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;



         (2) no Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;



         (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;



         (4) NTL shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;



         (5) NTL shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of 11 1/2% notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;



         (6) the deposit shall not result in NTL, the trustee or the trust being subject to the Investment Company Act;



         (7) holders of the notes will have a valid, perfected and unavoidable, under applicable bankruptcy or insolvency laws, subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and



         (8) NTL shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.


UNCLAIMED MONEY, PRESCRIPTION


     If money deposited with the trustee or Paying Agent for the payment of principal or interest remains unclaimed for two years, the trustee and the Paying Agent shall pay the money back to NTL at its written request. After that, holders of notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the trustee and the Paying Agent shall cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.


TRANSFER AND EXCHANGE


     A holder may transfer or exchange interests in the notes in accordance with procedures described in "Book-Entry; Delivery and Form." The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the indenture. NTL is not required to transfer or exchange any note selected for redemption. Also, NTL is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.



     The registered holder of a note will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next succeeding paragraph, any indenture or class of notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes to which that indenture applies, including consents obtained in connection with a tender offer or exchange offer for those notes, and any existing default or compliance with any provision of any indenture or close of notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes to which that indenture applies, including consents obtained in connection with a tender offer or exchange offer for those notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder of notes:



         (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver,



         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, except for repurchases of the notes pursuant to the covenants described above under the captions "-- Asset Sales" and "-- Change of Control",



         (3) reduce the rate of or change the time for payment of interest on any note,



         (4) waive a default in the payment of principal of or interest on any notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration,



         (5) make any note payable in money other than that stated in the notes,



         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes,



         (7) waive a redemption payment with respect to any note, or


         (8) make any change in the foregoing amendment and waiver provisions.


     Notwithstanding the foregoing, without the consent of any holder of notes, NTL and the trustee may amend or supplement any indenture or class of notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of NTL's obligations to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of any indenture under the Trust Indenture Act.



     Any notice or communication to a holder of notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the Registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it. In addition, if and as long as the notes are listed on the Luxembourg Stock Exchange, all notices regarding the notes shall be published in English in one leading newspaper with circulation in Luxembourg. It is expected that publication of notices will normally be made in the Luxembourger Wort in Luxembourg.


GOVERNING LAW


     The notes and the indentures will be governed exclusively by the laws of the State of New York.

CONCERNING THE TRUSTEE


     The indentures contain limitations on the rights of the trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the commission for permission to continue or resign.



     The holders of a majority in principal amount of any class of then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the applicable indenture, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.



     The Chase Manhattan Bank is also the trustee for all of the existing notes and the convertible notes.


LISTING


     NTL will apply to list the new notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the new notes and the Certificate of Incorporation and By-laws of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg. Those documents will be available for inspection from the Registrar of the District Court in Luxembourg. Copies of those documents can also be obtained upon request from the Registrar of the District Court in Luxembourg. In addition, if and as long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.


DEFINITIONS


     Set forth below are selected defined terms used in the indentures. Reference is made to the indentures for a full definition of all terms, as well as any other capitalized terms used in this description of the notes for which no definition is provided.



     "Accreted Value"   means, as of any date of determination prior to October
1, 2003, with respect to any 12 5/8% note, the sum of



     (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Note, at a rate of 12 3/8% per annum, compounded semiannually on each April 1 and October 1, from October 1, 2003 to the date of issuance) of such Note, and

     (b) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12 3/8% per annum of the initial offering price of a Note compounded semiannually on each April 1 and October 1 from the date of issuance of the Note through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.


     "Acquired Debt"   means, with respect to any specified Person, Indebtedness
of any other Person (the "Acquired Person") existing at the time such Acquired Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such Acquired Person merging with or into or becoming a Subsidiary of such specified Person.

     "Acquired Person"   has the meaning specified in the definition of Acquired
Debt.


     "Adjusted Total Assets" means the total amount of assets of NTL and its Restricted Subsidiaries, including the amount of any Investment in any Non-Restricted Subsidiary, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom



         (1) all current liabilities of NTL and its Restricted Subsidiaries, and


         (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as calculated in conformity with GAAP.

     For purposes of this Adjusted Total Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b) all calculations shall exclude all intercompany items.


     "Adjusted Total Controlled Assets" means the total amount of assets of NTL and its Cable Controlled Subsidiaries, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom



         (1) all current liabilities of NTL and such Cable Controlled Subsidiaries; and



         (2) all goodwill, trade names, trademarks, patients, unamortized debt discount and expense and other like intangibles of NTL and such Restricted Subsidiaries, all as calculated in conformity with GAAP;



provided that Adjusted Total Controlled Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the aggregate amount of all Investments of NTL or any such Cable Controlled Subsidiaries in any Person other than a Cable Controlled Subsidiary, except Cash Equivalents. For purposes of this Adjusted Total Controlled Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b) all calculations shall exclude all intercompany items.


     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


     "Annualized Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Asset Sale" means


         (1) any sale, lease, transfer, conveyance or other disposition of any assets, including by way of a sale-and-leaseback, other than the sale or transfer of inventory or goods held for sale in the ordinary course of business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of NTL shall be governed by the provisions of the Indenture described under the captions "Change of Control" or "Merger, Consolidation or Sale of Assets" or



         (2) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the NTL's Restricted Subsidiaries to any Person;


        in either case other than

              (a) to


                  (A) NTL,


                  (B) any Wholly Owned Subsidiary, or


                  (C) any Subsidiary which is a Subsidiary of NTL on the
                      Issuance Date provided that at the time of and after giving effect to such issuance, sale, lease, transfer, conveyance or other disposition to such Subsidiary, NTL's ownership percentage in such Subsidiary is equal to or greater than such percentage on the Issuance Date or


              (b) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Subsidiary.

     "Cable Assets" means tangible or intangible assets, licenses, including, without limitation, Licenses, and computer software used in connection with a Cable Business.


     "Cable Business" means

          (i) any Person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland and

         (ii) any Cable Related Business.

     "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

     "Cable Controlled Subsidiary" means any Restricted Subsidiary which is primarily engaged, directly or indirectly, in one or more Cable Businesses.

     "Cable Related Business" means a Person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.


     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.



     "Capital Stock Sale Proceeds" means the aggregate net sale proceeds, including from the sale of any property received for the Capital Stock or the fair market value of such property, as determined by an independent appraisal firm, received by the Company or any Subsidiary of NTL from the issue or sale, other than to a Subsidiary, by NTL of any class of its Capital Stock after October 14, 1993, including Capital Stock of NTL issued after October 14, 1993 upon conversion of or in exchange for other securities of the Company.


     "Cash Equivalents" means

         (1) Permitted Currency,

         (2) securities issued or directly and fully guaranteed or insured by the United States government, a European Union member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition,

         (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom, the Republic of Ireland or any other European Union member having capital and surplus in excess of $500 million,

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

         (5) commercial paper rated P-1 or the equivalent thereof by Moody's or A-1 or the equivalent thereof by S&P and in each case maturing within six months and two days after the date of acquisition and

         (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means


         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder,



         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,



         (3) any "Person" or "group", within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or



         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of NTL's Board of Directors then in office.


     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.


     "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness, including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness, the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.



     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, for such period, on a consolidated basis, determined in accordance with GAAP; provided, that


         (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,


         (2) the Net Income of any Person that is a Subsidiary, other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,


         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.


     "Convertible Subordinated Notes" means NTL's 7% Convertible Subordinated Notes issued pursuant to an indenture dated as of June 12, 1996 also between NTL and The Chase Manhattan Bank, as trustee.


     "Credit Facility" means the Facilities Agreement dated October 17, 1997 between NTL (UK) Group Inc., as principal guarantor, Chase Manhattan plc, as arranger, Chase Manhattan International Limited, as agent and security trustee and the Chase Manhattan Bank as issuer, as such Facilities Agreement may be supplemented, amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in an aggregate outstanding principal amount not to exceed the greater of

         (1) L555 million and

         (2) the amount of the aggregate commitments thereunder as the same may be increased after March 13, 1998 as contemplated by the Facilities Agreement as amended or supplemented to March 13, 1998, but in no event greater than L875 million, less, in each case, the aggregate amount of all Net Proceeds of Asset Sales that have been applied to permanently reduce Indebtedness under the Credit Facility pursuant to the covenant described above under "-- Asset Sales."

Indebtedness that may otherwise be incurred under the Indenture may, but need not, be incurred under the Credit Facility without regard to the limit set forth in the preceding sentence. Indebtedness outstanding under the Credit Facility on the date of the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the second paragraph of the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock."


     "Cumulative EBITDA" means the cumulative EBITDA of NTL from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.



     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.


     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.


     "EBITDA" means, for any Person, for any period, an amount equal to

         (1) the sum of


                 (a) Consolidated Net Income for such period, exclusive of any gain or loss realized in such period upon an Asset Sale, plus


                 (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

                 (c) Consolidated Interest Expense for such period, plus

                 (d) depreciation for such period on a consolidated basis, plus

                 (e) amortization of intangibles for such period on a
                     consolidated basis, plus


                  (f) any other non-cash item reducing Consolidated Net Income for such period, excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, minus

         (2) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.


     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.


     "European Union member" means any country that is or becomes a member of the European Union or any successor organization thereto.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.


     "Existing Indebtedness" means Indebtedness of NTL and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.


     "Existing Notes" means the Old Notes and the Convertible Subordinated
Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.


     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.



     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.


     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.


     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that NTL shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.



     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees, advances or capital contributions, excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.


     "Issuance Date" means the date on which the Notes are first authenticated and issued.


     "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948, in each case, as such Acts may, from time to time be, amended, modified or re-enacted, or equivalent statutes of any jurisdiction, to operate or own a Cable Business.



     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent or successor statutes, of any jurisdiction.



     "Material License" means a License held by NTL or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by NTL and its Subsidiaries at such time.


     "Material Subsidiary" means


         (1) NTL UK Group, Inc., formerly known as OCOM Sub II, Inc., NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and



         (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933 and the Exchange Act, as such Regulation is in effect on the date of the Indenture.


     "Monetize" means a strategy with respect to Equity Interests that generates an amount of cash equal to the fair value of such Equity Interests.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Households" means the product of

         (1) the number of households covered by a License in the United Kingdom and


         (2) the percentage of the entity holding such License which is owned directly or indirectly by NTL.



     "Net Income" means, with respect to any Person for a specific period, the net income (loss) of such Person during such period, determined in accordance with GAAP, excluding, however, any gain, but not loss, during such period, together with any related provision for taxes on such gain, but not loss, realized during such period in connection with any Asset Sale, including, without limitation, dispositions pursuant to sale-and-leaseback transactions, and excluding any extraordinary gain, but not loss, during such period, together with any related provision for taxes on such extraordinary gain, but not loss.



     "Net Proceeds" means the aggregate cash proceeds received by NTL or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.


     "Non-Controlled Subsidiary" means an entity which is not a Cable Controlled Subsidiary.


     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness as to which none of NTL, nor any Restricted Subsidiary:

         (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness;


         (2) is directly or indirectly liable; or

         (3) constitutes the lender.

     "Non-Restricted Subsidiary" means

         (1) a Subsidiary that


              (a) at the time of its designation by the Board of Directors as a
                  Non-Restricted Subsidiary has not acquired any assets, other than as specifically permitted by clause (e) of "Permitted Investments" or by the "Restricted Payments" covenant, at any previous time, directly or indirectly from the Company or any of its Restricted Subsidiaries,


              (b) has no Indebtedness other than Non-Recourse Debt and


              (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such designation;


         (2) any Subsidiary which


              (a) has been acquired or capitalized out of or by Equity Interests of NTL or Capital Stock Sales Proceeds therefrom,


              (b) has no Indebtedness other than Non-Recourse Debt and

              (c) is designated as a Non-Restricted Subsidiary by the Board of
                  Directors or is merged, amalgamated or consolidated with or into, or its assets or capital stock is to be transferred to, a Non-Restricted Subsidiary; or

         (3) any Subsidiary of a Non-Restricted Subsidiary.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Old Notes" means the 12 3/4% Notes, the 11 1/2% Deferred Coupon Notes, the 10 3/4% Notes, the 10% Notes, the 9 3/4% Notes and the 9 1/2% Notes.


     "Other Qualified Notes" means any outstanding senior indebtedness of NTL issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Indenture, including, without limitation, the 12 3/4% Notes, the

11 1/2% Deferred Coupon Notes, the 10 3/4% Notes, the 10% Notes, the 9 3/4% Notes and the 9 1/2% Notes.



     "Permitted Acquired Debt" means, with respect to any Acquired Person, including, for this purpose, any Non-Restricted Subsidiary at the time such Non-Restricted Subsidiary becomes a Restricted Subsidiary, Acquired Debt of such Acquired Person and its Subsidiaries in an amount, determined on a consolidated basis, not exceeding the sum of



         (1) amount of the gross book value of property, plant and equipment of the Acquired Person and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Acquired Person, which may be unaudited, prior to the date it becomes an Acquired Person and


         (2) the aggregate amount of any Cash Equivalents held by such Acquired Person at the time it becomes an Acquired Person.

     "Permitted Currency" means the lawful currency of the United States or a European Union member.

     "Permitted Designee" means

         (1) a spouse or a child of a Permitted Holder,

         (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

         (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

         (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Permitted Investments" means


         (1) any Investments in NTL or in a Cable Controlled Property or in a Qualified Subsidiary, including, without limitation,



              (a) Guarantees of Indebtedness of NTL, a Cable Controlled
                  Subsidiary or a Qualified Subsidiary,


              (b) Liens securing such Indebtedness or Guarantees or

              (c) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary;

         (2) any Investments in Cash Equivalents;


         (3) Investments by NTL in Indebtedness of a counter-party to an Exchange Rate Contract for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged, or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount;



         (4) Investments by NTL or any Subsidiary of NTL in a Person, if as a result of such Investment


              (a) such Person becomes a Cable Controlled Subsidiary or


              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NTL or a Wholly Owned Subsidiary of NTL; and



         (5) any issuance, transfer or other conveyance of Equity Interests in NTL, or any Capital Stock Sales Proceeds therefrom, to a Subsidiary of NTL.


     "Permitted Liens" means


         (1) Liens in favor of NTL;



         (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation;


         (3) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

         (4) Liens existing on the Issuance Date;

         (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and


         (6) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of NTL or its Restricted Subsidiaries.


     "Permitted Non-Controlled Assets" means Equity Interests in any Person primarily engaged, directly or indirectly, in one or more Cable Businesses if such Equity Interests


         (1) were acquired by NTL or any of its Restricted Subsidiaries in connection with any Asset Sale or any Investment otherwise permitted under the terms of the Indenture and

         (2) to the extent that, after giving pro forma effect to the acquisition thereof by NTL or any of its Restricted Subsidiaries, Adjusted Total Controlled Assets is greater than 80% of Adjusted Total Assets based on the most recent consolidated balance sheet of NTL.


     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP after giving effect to the following:


         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA, if negative, directly attributable thereto for such period and



         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business, without giving effect to clause (iii)of the definition of Consolidated Net Income;



           and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.


     "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration,

         (1) is a Cable Business or holds only Cable Assets,

         (2) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and


         (3) has no encumbrances or restrictions, other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Old Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the Notes, on its ability to pay dividends or make any other distributions to NTL or any of its Subsidiaries.


     "Rating Agencies" means

         (1) S&P,

         (2) Moody's and

         (3) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by NTL, which shall be substituted for S&P or Moody's or both, as the case may be.


     "Rating Category" means


         (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories,



         (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories, and


         (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.


In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories + and -- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency shall be taken into account e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation.


     "Rating Date" means that date which is 90 days prior to the earlier of

         (1) a Change of Control and


         (2) public notice of the occurrence of a Change of Control or of the intention by NTL or any Permitted Holder to effect a Change of Control.



     "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of NTL or any Person to effect a Change of Control, which period shall be extended so long as the rating of any of NTL's debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies:



         (1) in the event that any of NTL's debt securities are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade,



         (2) in the event that any of NTL's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or



         (3) in the event any of NTL's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more gradations, including gradations within Rating Categories as well as between Rating Categories.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Stock.


     "Replacement Assets" means

         (1) Cable Assets,


         (2) Equity Interests of any Person engaged, directly or indirectly, primarily in a Cable Business, which Person is or will become on the date of acquisition thereof a Restricted Subsidiary as a result of NTL's acquiring such Equity Interests,


         (3) Permitted Non-Controlled Assets or

         (4) any combination of the foregoing.

     "Restricted Investment" means an Investment other than a Permitted Investment.


     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.



     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such preferred stock.


     "S&P" means Standard & Poor's Ratings Group and its successors.


     "Subordinated Debentures" means the debentures exchangeable by NTL for the Preferred Stock in accordance with the Certificate of Designation therefor.



     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the sum of the products obtained by multiplying

         (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by


         (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by


     (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which, except directors' qualifying shares, is at the time owned directly or indirectly by NTL.



                              REGISTRATION RIGHTS


     The following summary of the registration rights provided in the registration rights agreements and the old notes is not complete. You should refer to the registration rights agreements and the old notes for a full description of the registration rights that apply to the old notes.


     Holders of new notes are not generally entitled to any registration rights with respect to the new notes. Under the registration rights agreements, holders of old notes are entitled to some registration rights. Under each of the registration rights agreements, we agreed to file with the SEC a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange each class of the old notes for new notes registered under the Securities Act with terms substantially identical to those of each class of the old notes. If:



     (1) with respect to any class of the old notes we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or


     (2) any holder of transfer restricted notes notifies us within the specified time period that


         (A) it is prohibited by law or SEC policy from participating in the exchange offer or


         (B) that it may not resell the exchange securities acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or


         (C) that it is a broker-dealer and owns old notes acquired directly from us or an affiliate of NTL,



we will file with the SEC a shelf registration statement to cover resales of the applicable old notes by the holders who satisfy some conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.



     For purposes of the foregoing, transfer restricted notes means each old note until:


     (1) the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer,

     (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement,

     (3) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement,

     (4) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act or any similar provision then in effect or is saleable pursuant to Rule 144(k) under the Securities Act or

     (5) the date upon which such old note ceases to be outstanding.


     The registration rights agreements provide that:



     (a) we will file an exchange offer registration statement with the SEC on or prior to January 31, 1999 with respect to the 11 1/2% new notes, and on or prior to February 4, 1999 with respect to the 12 3/8% new notes,



     (b) we will use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to May 1, 1999 with respect to the 11 1/2% new notes, and on or prior to May 5, 1999 with respect to the 12 3/8% new notes,



     (c) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue on or prior to June 10, 1999, 11 1/2% new notes in exchange for all 11 1/2% old notes tendered before that date in the exchange offer and to issue on or prior to June 14, 1999, 12 3/8% new notes in exchange for all 12 3/8% old notes tendered before that date in the exchange offer and



     (d) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to June 10, 1999 with respect to the 11 1/2% new notes, and on or prior to June 14, 1999 with respect to the 12 3/8% new notes.



If, with respect to any class of the notes:


     (1) we fail to file the exchange offer registration statement on or before the date specified for such filing,

     (2) the exchange offer registration statement is not declared effective on or prior to May 1, 1999 with respect to the 11 1/2% new notes, and on or prior to May 5, 1999 with respect to the 12 3/8% new notes or


     (3) we fail to consummate the exchange offer, or a shelf registration statement is not declared effective, within the specified time frames, then we will pay special interest pursuant to provisions of the old notes to each holder of the applicable old notes.

     Special interest will accrue from and including:



         (1) February 1, 1999 with respect to the 11 1/2% notes and February 5, 1999 with respect to the 12 3/8% notes, in the case of clause (a) above,



         (2) May 2, 1999 with respect to the 11 1/2% notes and May 6, 1999 with respect to the 12 3/8% notes, in the case of clause (b) above,



         (3) June 11, 1999 with respect to the 11 1/2% notes and June 15, 1999 with respect to the 12 3/8% notes, in the case of clause (c) above or



         (4) June 11, 1999 with respect to the 11 1/2% notes and June 15, 1999 with respect to the 12 3/8% notes, in the case of clause (d) above (each such period referred to in clauses (a)-(d) above an "Accrual Period"), at a rate per annum equal to 0.50% of the principal amount of the 11 1/2% old notes or the accreted value of the 12 3/8% old notes, as applicable, determined daily.



     The amount of the special interest will increase by an additional 0.50% of the principal amount of the 11 1/2% old notes or the accreted value of the 12 3/8% old notes, as applicable, with respect to each subsequent applicable accrual period until all registration defaults have been cured, up to a maximum amount of special interest of 1.50% per annum of the principal amount of the 11 1/2% old notes or the accreted value of the 12 3/8% old notes, as applicable, determined daily. All accrued special interest will be paid by us on each interest payment date to the applicable global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all registration defaults, the accrual of special interest will cease.



     In the event that a shelf registration statement is declared effective pursuant to the terms of a registration rights agreement, if we fail to keep such registration statement continuously effective for the period required by the registration rights agreement, then from such time as the shelf registration statement is no longer effective until the earlier of:


     (1) the date that the shelf registration statement is again deemed effective,

     (2) November 2, 2000 with respect to the 11 1/2% old notes or November 6, 2000 with respect to the 12 3/8% old notes or

     (3) the date as of which all of the transfer restricted notes are sold pursuant to the shelf registration statement,


special interest pursuant to provisions of the notes shall accrue at a rate per annum equal to 0.50% of the principal amount of the 11 1/2% old notes or the accreted value of the 12 3/8% old notes, as applicable, determined daily, or 1.00% thereof if the shelf registration statement is no longer effective for 30 days or more, and shall be payable in cash semiannually in arrears on each April 1 and October 1 of each year, to the holders of record on the immediately preceding March 15 and September 15, respectively. We will be permitted to suspend use of the prospectus that is part of any shelf registration statement during specified periods of time and in various circumstances relating to pending corporate developments and public filings with commission and similar events.


     Special interest on the old notes, if any, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of old notes will be required to make certain representations to us as described in the registration rights agreement in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding special interest pursuant to provisions of the old notes, as set forth above.


     To comply with the securities laws of some jurisdictions, it may be necessary to qualify for sale or register the new notes before offering or selling such new notes. We have agreed, subject to some limitations set forth in the registration rights agreements, to register or qualify the new notes held by broker-dealers for offer or sale under the securities or blue sky laws of some jurisdictions as a holder of new notes reasonably requests in writing. Unless we are so requested, we do not intend to register or qualify the sale of the new notes in any jurisdictions.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of an exchange of old notes for the new notes and the ownership of the new notes. It deals only with notes held as capital assets by initial holders of old notes, and does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below.

     You are urged to consult your tax advisor regarding the tax consequences that may be specific to you of the exchange of old notes for new notes and the ownership of the new notes, as well as any tax consequences arising under any state, local or foreign laws.

     As used herein, the term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes

     (1) a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein,

     (3) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code, or

     (4) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

As used herein, the term "Non-U.S. holder" means a holder of a note that is not a U.S. holder.

EXCHANGE OF NOTES

     There will be no federal income tax consequences to holders exchanging old notes for new notes pursuant to the exchange offer since the exchange offer will be by operation of the original terms of the old notes, pursuant to a unilateral act by us, and will not result in any material alteration in the terms of the old notes. Each exchanging holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

TAXATION OF NOTES -- U.S. HOLDERS

     Payments of Interest.   Payments of interest on the 11 1/2% notes generally
will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     If NTL meets the Foreign Active Business Requirement discussed below, interest, including OID as defined below, paid on the notes may be treated as foreign source income. Due to the factual nature of the issue, however, it is not certain that NTL will meet such requirement.

     Original Issue Discount.   Because the 12 3/8% old notes were issued with
original issue discount ("OID"), the 12 3/8% new notes issued in exchange for the 12 3/8% old notes will also bear OID that each U.S. holder of a 12 3/8% new note generally will be required to include in income as it accrues on a yield-to-maturity basis over the term of the 12 3/8% new note in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a 12 3/8% new note will equal the excess of the stated redemption price at maturity of such 12 3/8% new note over its issue price. The stated redemption price at maturity will include all payments required to be made on the 12 3/8% new note, whether denominated as principal or interest (other than payments subject to remote or incidental contingencies). The issue price of the 12 3/8% new notes equals the issue price of the 12 3/8% old notes, which was $55.505 per $1,000 principal amount at maturity.

     A U.S. holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which such holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to 12 3/8% new notes generally will be equal to the product of the adjusted issue price of such notes at the beginning of the accrual period (the issue price of the 12 3/8% new notes determined as described above, generally increased by all prior accruals of OID and decreased by the amount of payments made on such 12 3/8% new notes) and the 12 3/8% new notes' yield-to-maturity (the discount rate, which, when applied to all payments under the 12 3/8% new notes and 12 3/8% old notes, results in a present value equal to the issue price of such 12 3/8% new notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. All payments on a 12 3/8% Note generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.

     NTL will furnish annually to the Internal Revenue Service and to U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the 12 3/8% notes were held by the U.S. Holders.

     Under certain circumstances described above, the Company will be required to pay special interest on the 12 3/8% notes if it fails to comply with certain of its obligations under the registration rights agreement. Although not free from doubt, such additional amount should be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and the amount of income on the 12 3/8% notes may be different.

     Disposition of Notes.   A U.S. holder will generally recognize gain or loss
upon the sale, exchange, retirement or other disposition of new notes equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and the U.S. holder's adjusted tax basis in the new notes. A U.S. holder's adjusted tax basis in a new note will generally be the cost of the old note, (and, in the case of 12 3/8% new notes) increased by any OID previously included in income by such holder and decreased by any amount received on the note that is not treated as ordinary interest income. Such gain or loss generally would be capital gain or loss. In the case of a U.S. holder who is an individual, such capital gain will be subject to tax at a maximum 20% rate if the holding period for the new note (which includes the holding period of the old note) is more than one year.

TAXATION OF NOTES -- NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a new note that is a Non-U.S. holder.

     Subject to the discussion of backup withholding below, payments of interest (including OID) on a new note to any Non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

     (1) the holder is not

         (a) a direct or indirect owner of 10% or more of the total voting power of all voting stock of NTL,

         (b) a controlled foreign corporation related to NTL through stock ownership or

         (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

     (2) such interest payments are not effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States and

     (3) NTL or its paying agent receives

         (a) from the Non-U.S. holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the Non-U.S. holder's name and address and certifies that the Non-U.S. holder of the note is a Non-U.S. holder or

         (b) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor.

     A Non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the new notes unless the foreign active business requirement is met, as described below.

     If the payments of interest (including OID) on a new note are effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides NTL or its paying agent with a properly executed Form 4224.

     In addition, if NTL can show to the satisfaction of the IRS that at least 80% of the gross income from all sources for the 3-year period ending with the close of NTL's taxable year preceding the interest payment (or such period as may be applicable) is "active foreign business income" (the "foreign active business requirement"), then such interest would be treated as foreign source income that is not subject to U.S. withholding. Active foreign business income is generally gross income of a corporation derived from sources outside the U.S., or is attributable to income so derived by a subsidiary of the corporation, which is attributable to the active conduct of a trade or business in the foreign jurisdiction by the corporation (or subsidiary). It is uncertain whether NTL would meet this test for treating interest income as non-U.S. source.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, Exchange or Redemption of Notes.   Subject to the discussion
concerning backup withholding, any gain realized by a Non-U.S. holder on the sale, exchange, retirement or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless

     (1) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States,

     (2) the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or

     (3) the Non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     Federal Estate Tax.   New notes held (or treated as held) by an individual
who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that

     (1) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of NTL and

     (2) income on the notes was not effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments, including OID, with respect to the new notes and the proceeds upon the sale or other disposition of the new notes may be subject to the information reporting and possible U.S. backup withholding at a 31% rate. Backup withholding will not apply to U.S. holders who furnish a correct taxpayer identification number and provide other certification or who are otherwise exempt from backup withholding. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. holder resides.

     The regulations provide that backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information, and information reporting will not apply to payments made in respect to the new notes by NTL to a Non-U.S. holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the condition of any other exemption are not, if fact, satisfied.

     The payment of the proceeds from the disposition of new notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, if fact, satisfied. The payment of the proceeds from the disposition of a new note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is

         (1) a "controlled foreign corporation" for U.S. federal income tax purposes or

         (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against such Non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

                              PLAN OF DISTRIBUTION


     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new notes. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.



     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                         BOOK-ENTRY; DELIVERY AND FORM

THE EXCHANGE

     New notes exchanged for old notes through DTC may be represented by one or more global notes. The global new notes will be deposited on the date of the closing of the exchange offer with the trustee as custodian of DTC and pursuant to a FAST Balance Certificate Agreement between the trustee or the registrar, as the case may be, and DTC and registered in the name of Cede & Co., as nominee of DTC. Such nominee is referred to as the "global security holder".

     New notes exchanged for old notes which are in the form of registered definitive certificates will be issued in the form of certificated notes. Such certificated notes may, unless the global new notes have previously been exchanged for certificated notes, be exchanged for an interest in the global new notes representing the principal amount at maturity of new notes being transferred.

DEPOSITORY PROCEDURES

     DTC has advised us that DTC is a limited-purpose trust company created to hold notes for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each note held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.


     Euroclear and CEDEL hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and CEDEL provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and CEDEL interface with domestic securities markets. Euroclear and CEDEL Participants and financial institutions such as initial purchasers, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or CEDEL is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or CEDEL participant, either directly or indirectly.


     DTC has also advised us that pursuant to procedures established by it,

         (1) upon deposit of the global new notes, DTC will credit the accounts of participants with portions of the principal amount of the global new notes representing the new notes and

         (2) ownership of such interests in the global new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC with respect to the participants, or by the participants and the indirect participants with respect to other owners of beneficial interests in the global new notes.

     Investors in a global new note may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations including Euroclear and CEDEL which are participants in such system. Euroclear and CEDEL will hold interests in a global new note on behalf of their participants through their respective depositories, which in turn will hold such interests in the global new note customers' securities accounts in their respective names on the books of DTC. The Morgan Guaranty Trust Company, Brussels office, will initially act as depository for Euroclear, and Citibank, N.A., will initially act as depository for CEDEL. All interests in a global new note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system.


     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global new note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global new note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.


     Except as described below, owners of interests in the global new notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or holders of new notes under the indentures for any purpose.

     Payments in respect of the principal of and premium, if any and interest on a global new note will be made through one or more paying agents appointed under the indentures (which will initially include the trustee) and will be payable to DTC or its nominee in its capacity as the registered holder under the applicable indenture. Under the terms of the indentures, NTL and the trustee will treat the persons in whose names the new notes, including the global new notes representing the new notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of NTL, the trustee, any transfer agent or any agent of NTL, the trustee or any transfer agent has or will have any responsibility or liability for

     (1) any aspect or accuracy of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global new notes, or

     (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of notes such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will not be the responsibility of any of DTC, the trustee, the registrar, the transfer agent or NTL. None of NTL, the registrar, the transfer agent or the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and NTL, the registrar, the transfer agent and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

     Except for trades involving only Euroclear and CEDEL participants, interests in the global notes will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the account holders in DTC, on the one hand, and account holders in Euroclear or CEDEL, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CEDEL account holders may not deliver instructions directly to the depositories for Euroclear or CEDEL.


     Because of time zone differences, the securities account of a Euroclear or CEDEL account holder purchasing an interest in a global note from an account holder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a global new note by or through a Euroclear or CEDEL account holder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

     DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under "-- Exchange of book entry notes for certificated notes" occurs, DTC reserves the right to exchange the global new notes for notes in certificated form and to distribute such new notes to its participants.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the global new notes among account holders in DTC and account holders of Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of NTL, the registrar, the transfer agent or the trustee nor any agent of NTL, the registrar, the transfer agent or the trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants, indirect participants or account holders of their respective obligations under the rules and procedures governing their operations.

   Exchange of book-entry notes for certificated notes

     A global new note is exchangeable for definitive new notes in registered certificated form if

     (1) DTC

         (x) notifies us that it is unwilling or unable to continue as depository for the global new note and we then fail to appoint a successor depository within 90 days or

         (y) has ceased to be a clearing agency registered under the Exchange
             Act,

     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form or

     (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the new notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

     If certificated new notes are issued and a holder of a certificated new note claims that the note has been lost, destroyed or wrongfully taken or if such new note is mutilated and is surrendered to the trustee (or, as long as the new notes are listed on the Luxembourg Stock Exchange, at the specified office of the transfer agent in Luxembourg), we shall issue and the trustee shall authenticate a replacement new note if the trustee's and our requirements are met. If required by the trustee or us, an indemnity bond must be sufficient in the judgment of both to protect NTL, the trustee, any agent or any authenticating agent from any loss which any of them may suffer if a new note is replaced. We may charge for our expenses in replacing a new note.

     In case any such mutilated, destroyed, lost or stolen new note has become or is about to become due and payable, or is about to be purchased by us pursuant to the provisions of the indenture, NTL in its discretion may, instead of issuing a new new note, pay or purchase such new note, as the case may be.

                                 LEGAL MATTERS

     The validity of the issuance of the New Notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for the Company.

                                    EXPERTS


     The consolidated financial statements and schedules of NTL Incorporated appearing in NTL Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Comcast UK Cable Partners Limited and subsidiaries incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Birmingham Cable Corporation Limited and Cable London PLC incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.



     The combined financial statements of ComTel UK Finance, B.V. and its subsidiaries as of and for the year ended December 31, 1997, and the combined financial statements of Telecential as of and for the 16 months ended December 31, 1996, incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus.

     The combined financial statements as of and for the year ended December 31, 1996 of ComTel UK Finance B.V. incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of Coopers & Lybrand, independent Chartered Accountants.



     The consolidated financial statements of Diamond Cable Communications Plc as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein have been audited by KPMG, independent auditors, to the extent and for the periods indicated in their reports on those financial statements. Those financial statements have been incorporated by reference in reliance upon the reports of KPMG given on their authority as experts in accounting and auditing.


                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US



     We are currently subject to the informational requirements of the Securities Exchange Act. We file reports, proxy statements, information statements and other information with the commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the commission at the public reference facilities the SEC maintains at:



      Room 1024, Judiciary Plaza,


      450 Fifth Street, N.W.,


      Washington, D.C. 20549,



      and at the SEC's regional offices located at:



      Suite 1400, Northwestern Atrium Center,


      500 West Madison Street,


      Chicago, Illinois 60661



      and



      13th Floor, Seven World Trade Center,


      New York, New York 10048,



     and you may also obtain copies of that material by mail from the public reference section of the SEC at:



      450 Fifth Street, N.W.,


      Washington, D.C. 20549,



      at prescribed rates.



     The SEC also maintains a site on the world wide web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information. You can also inspect reports, proxy statements and other information concerning NTL at the offices of the Nasdaq Stock Market, Reports Section, at:



      1735 K Street, N.W.,


      Washington, D.C. 20006.



     If the new notes are listed on the Luxembourg Stock Exchange, copies of our reports, proxy statements and other information will also be made available free of charge at the office of our agent in Luxembourg, Banque Internationale a Luxembourg S.A.



     This prospectus is part of a registration statement filed by us with the SEC. It does not contain all the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above or from us.



     The SEC allows us to incorporate by reference some information about NTL that we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the SEC are incorporated by reference into this prospectus:



         (a) our Annual Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999;



         (b) our Current Reports on Form 8-K dated January 25, 1999 (filed on January 25, 1999) and April 8, 1999 (filed on April 12, 1999);



         (c) our Proxy Statement on Schedule 14A dated January 29, 1999; and



         (d) the financial statements included under Item 14 to the Annual Report on Form 10-K for the year ended December 31, 1998 of Diamond Cable Communications Plc, dated March 30, 1999.



     We are incorporating by reference the documents listed above and any current reports and proxy statements we file with the commission until the end of the exchange offer. Any information incorporated by reference this way will automatically be deemed to update and supersede this information.



     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:



                        NTL Incorporated


                        110 East 59th Street


                        26th Floor


                        New York NY 10022


                        Attention: Richard J. Lubasch


                        Tel: (212) 906 8440



     To ensure timely delivery of any documents you request, you should make such a request at least five days before the exchange offer expires. In addition, copies of those documents will also be made available free of charge at the office of our agent in Luxembourg.

                              GENERAL INFORMATION

CLEARING SYSTEMS

     The International Security Identification Number ("ISIN") for the 11 1/2%
new notes is             and the common code is             . The ISIN for the
12 3/8% new notes is                   and the common code is             .

AUTHORIZATION

     The issue of the 11 1/2% new notes was authorized by a resolution of the board of directors of NTL on October 26, 1998. The issue of the 12 3/8% new notes was authorized by a resolution of the board of directors of NTL on October 30, 1998.

AVAILABLE DOCUMENTS, FINANCIAL REPORTS AND INFORMATION

     Copies of the indentures and the registration rights agreements referred to in this prospectus will, so long as the notes are listed on the Luxemburg Stock Exchange, be available for inspection during normal business hours at the office of our Luxembourg agent specified on the inside back cover of this prospectus.


     A copy of the certificate of incorporation and by-laws of NTL will be available for inspection during normal business hours at the office of the Luxembourg Agent.



     Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, we will file with the SEC and furnish to holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event we become a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis or Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants, in each case, as required by the rules and regulations of the Commission as in effect on November 6, 1998.


     In compliance with Forms 10-Q and 10-K, we currently publish audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. As long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports or any other reports we are required to furnish to holders of the notes in accordance with the preceding paragraph, will be available at the specified office of the listing, paying and transfer agent in Luxembourg. We do not publish unconsolidated financial reports.

     Copies of reports, proxy statements and other information concerning NTL filed by NTL with the Commission will, as long as the notes are listed on the Luxembourg Stock Exchange, be available at the specified office of the listing, paying and transfer agent in Luxembourg.

MATERIAL ADVERSE CHANGE


     Except as disclosed in this prospectus, there has been no material adverse change in the financial position of NTL since December 31, 1998.

------------------------------------------------------
------------------------------------------------------

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................
Prospectus Summary....................    1
Risk Factors..........................    7
The Exchange Offer....................   16
Use of Proceeds.......................   25
Exchange Rates........................   25
Capitalization........................   26
Description of Notes..................   28
Registration Rights...................   71
Federal Income Tax Considerations.....   75
Plan of Distribution..................   81
Book-Entry; Delivery and Form.........   82
Legal Matters.........................   86
Experts...............................   86
Enforceability of Civil Liabilities...   87
Where You Can Find More Information...   88
General Information...................   90
Index to Financial Statements.........  F-1


      Until             , 1999, which is 90 days after the date of this
prospectus, if you are a dealer effecting transactions in the new notes, whether or not you are participating in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                   (NTL LOGO)

                            NTL COMMUNICATIONS CORP.
                                  $625,000,000

                                11 1/2% SERIES B
                             SENIOR NOTES DUE 2008

                                  $450,000,000
                                12 3/8% SERIES B
                                SENIOR DEFERRED
                             COUPON NOTES DUE 2008
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                           , 1999


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's Restated By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the Company (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 21.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    1.1   Purchase Agreement, dated October 26, 1998, by and among the
          Company and Morgan Stanley & Co. Incorporated, Chase
          Securities Inc., Donaldson, Lufkin & Jenrette Securities
          Corporation and Goldman, Sachs & Co., with respect to the
          11 1/2% Notes**
    1.2   Purchase Agreement, dated October 30, 1998, by and among the
          Company and Morgan Stanley & Co. Incorporated, Chase
          Securities Inc., Donaldson, Lufkin & Jenrette Securities
          Corporation and Goldman, Sachs & Co., with respect to the
          12 3/8% Notes**
    3.1   Restated Certificate of Incorporation of the Company(13)
    3.1(a) Certificate of Ownership and Merger, dated as of March 26,
          1997(6)
    3.2   Restated By-laws of the Company(1)
    4.1   Indenture, dated as of November 2, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 11 1/2% Notes(13)
    4.2   Indenture, dated as of November 6, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 12 3/8% Notes(13)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    4.3   Registration Rights Agreement, dated as of November 2, 1998, by and among the Company and Morgan Stanley & Co.
          Incorporated, Chase Securities Inc., Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.
          with respect to the 11 1/2% Notes(13)
    4.4   Registration Rights Agreement, dated as of November 6, 1998, by and among the Company and Morgan Stanley & Co.
          Incorporated, Chase Securities Inc., Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.
          with respect to the 12 3/8% Notes(13)
    4.5   Indenture, dated as of February 12, 1997, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 10% Notes(10)
    4.6   Certificate of Designation, dated February 12, 1997, with
          respect to the Redeemable Preferred Stock(10)
    4.7   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the 10% Notes(10)
    4.8   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(10)
    4.9   Form of 11 1/2% New Notes (included in Exhibit 4.1)
    4.10  Form of 12 3/8% New Notes (included in Exhibit 4.2)
    4.11  Indenture, dated as of June 12, 1996, by and between the
          Company and Chemical Bank, as Trustee, with respect to the
          7% Convertible Notes(8)
    4.12  Registration Rights Agreement, dated June 12, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation and Salomon Brothers Inc, with
          respect to the 7% Convertible Notes(8)
    4.13  Indenture, dated as of January 30, 1996, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          11 1/2% Notes(7)
    4.14  Registration Rights Agreement, dated January 30, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Salomon Brothers Inc and Chase
          Securities, Inc., with respect to the 11 1/2% Notes(7)
    4.15  Indenture, dated as of April 20, 1995, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          12 3/4% Notes(2)
    4.16  First Supplemental Indenture, dated as of January 22, 1996, by and among the Company and Chemical Bank, as Trustee with respect to the Indenture included as Exhibit 4.19(7)
    4.17  Registration Agreement, dated April 13, 1995 by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.,
          with respect to the 12 3/4% Notes(2)
    4.18  Indenture, dated as of April 20, 1995, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          7 1/4% Convertible Notes(3)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    4.19  Registration Agreement, dated April 12, 1995, by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman Sachs & Co.,
          with respect to the 7 1/4% Convertible Notes(3)
    4.20  Indenture, dated as of October 1, 1993, by and among the
          Company and Chemical Bank, as Trustee with respect to the
          10 7/8% Senior Notes(4)
    4.21  First Supplemental Indenture, dated January 23, 1996, by and among the Company and Chemical Bank, as Trustee, with
          respect to the Indenture included as Exhibit 4.24(7)
    4.22  Rights Agreement, dated as of October 1, 1993, between the
          Company and Continental Transfer & Trust Company, as Rights
          Agent(1)
    4.23  Indenture, dated as of November 15, 1995, between Comcast
          U.K. Cable Partners Limited and Bank of Montreal Trust
          Company, as Trustee, with respect to the 11.20% Senior
          Discount Debentures Due 2007 of Comcast U.K. Cable Partners
          Limited.(12)
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the notes being registered hereby**
   10.1   Compensation Plan Agreements, as amended and restated
          effective June 3, 1997(11)
   10.2   Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1   Statement of computation of per share earnings(11)
   12.1   Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends**
   21.1   Subsidiaries of the Company(11)
   23.1   Consent of Ernst & Young, LLP
   23.2   Consent of Deloitte & Touche LLP
   23.3   Consent of Deloitte & Touche -- Birmingham
   23.4   Consent of Deloitte & Touche -- London
   23.5   Consent of Deloitte & Touche -- Comtel
   23.6   Consent of Coopers & Lybrand -- ComTel
   23.7   Consent of KPMG -- Diamond
   23.8   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)
   24.1   Powers of Attorney (included in the signature page to this
          Registration Statement)
   25.1   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.1**
   25.2   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.2**
   99.1   Form of Letter of Transmittal in respect of the Notes*
   99.2   Form of Notice of Guaranteed Delivery*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.3   Form of Letter to Client*
   99.4   Form of Letter to Brokers, Dealers, Trust Companies and
          others Nominees*
   99.5   Prescribed Diffusion Service License, dated July 21, 1987, issued to British Cable Services Limited (now held by
          CableTel Surrey and Hampshire Limited) for the area of West
          Surrey and East Hampshire, England(5)
   99.6   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Inverclyde, Scotland(5)
   99.7   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Bearsden and Milngavie, Scotland(5)
   99.8   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Newport Cablevision Limited (renamed
          CableTel Newport) for the area of Newport, Wales(5)
   99.9   Prescribed Diffusion Service License, dated July 10, 1984, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of North Glasgow and Clydebank, Strathclyde,
          Scotland(5)
   99.10  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Greater Glasgow, Scotland(5)
   99.11  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Paisley and Renfrew, Scotland(5)
   99.12  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Cable and Satellite Television Holdings Ltd
          (renamed CableTel West Glamorgan Limited) for the area of
          West Glamorgan, Wales(5)
   99.13  Prescribed Diffusion Service License, dated December 3,
          1990, issued to British Cable Services Limited for the area of Cardiff and Penarth, Wales (now held by CableTel Cardiff
          Limited)(5)
   99.14  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Kirklees Cable (renamed CableTel Kirklees)
          for the area of Huddersfield and Dewsbury, West Yorkshire,
          England(5)
   99.15  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision Communications Company of
          Hertfordshire Ltd (renamed CableTel Hertfordshire Limited)
          for the area of Broxbourne and East Hertfordshire,
          England(5)
   99.16  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision Communications Company Ltd
          (renamed CableTel Central Hertfordshire Limited) for the
          area of Central Hertfordshire, England(5)
   99.17  Prescribed Diffusion Service License, dated March 26, 1990, issued to CableVision Bedfordshire Limited (renamed CableTel
          Bedfordshire Ltd.) for the area of Luton and South
          Bedfordshire(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.18  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision North Bedfordshire Ltd (renamed
          CableTel North Bedfordshire Ltd.) for the area of North
          Bedfordshire, England(5)
   99.19  Local Delivery Service License, dated October 2, 1995, issued to CableTel Northern Ireland Limited for Northern
          Ireland(5)
   99.20  Local Delivery Service License, dated December 6, 1995, issued to CableTel South Wales Limited for Glamorgan and
          Gwent, Wales(5)
   99.21  Local Delivery Service License, dated March 13, 1991, issued to Maxwell Cable TV Limited for Pembroke Dock, Dyfed, Wales
          (now held by Metro South Wales Limited)(5)
   99.22  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Camarthen, Wales (now held by Metro South Wales Limited)(5)
   99.23  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Milford Haven, Wales (now
          held by Metro South Wales Limited)(5)
   99.24  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Cwmgors (Amman Valley), West
          Glamorgan, Wales(5)
   99.25  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Ammanford, West Glamorgan,
          Wales(5)
   99.26  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Brecon, Gwent, Wales(5)
   99.27  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Haverfordwest, Preseli,
          Wales(5)
   99.28  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Neyland, Preseli, Wales (now
          held by Metro South Wales Limited)(5)
   99.29  License, dated January 11, 1991, issued to Cablevision
          Communications Company of Hertfordshire Ltd (renamed
          CableTel Hertfordshire Limited) for the Hertford, Cheshunt
          and Ware (Lea Valley) cable franchise, England(5)
   99.30  License, dated December 8, 1990, issued to Cablevision
          Communications Company Limited for Central Hertfordshire
          (renamed CableTel Central Hertfordshire Limited), England(5)
   99.31  License, dated August 23, 1989, issued to Cablevision
          Bedfordshire Limited for Bedford and surrounding areas,
          England(5)
   99.32  License, dated January 9, 1991, issued to Cablevision North
          Bedfordshire Ltd for North Bedfordshire, England(5)
   99.33  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Inverclyde Cable
          Franchise, Scotland(5)
   99.34  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Bearsden and Milngavie
          Cable Franchise, Scotland(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.35  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Paisley and Renfrew Cable
          Franchise, Scotland(5)
   99.36  License, dated June 7, 1985, issued to Clyde Cablevision Ltd
          (renamed CableTel Glasgow) for North West Glasgow and
          Clydebank, Scotland(5)
   99.37  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Greater Glasgow cable
          franchise, Scotland(5)
   99.38  License, dated October 13, 1993, issued to Insight
          Communications Cardiff Limited (renamed CableTel Cardiff
          Limited) for Cardiff, Wales(5)
   99.39  License, dated January 22, 1991, issued to Newport
          Cablevision Limited (renamed CableTel Newport), for Newport
          Cable franchise Wales(5)
   99.40  License, dated May 18, 1990, issued to Cable and Satellite
          Television Holdings Limited (renamed CableTel West
          Glamorgan) for West Glamorgan, Wales(5)
   99.41  License, dated December 20, 1990, issued to Kirklees Cable
          (renamed CableTel Kirklees) for the Huddersfield and
          Dewsbury cable franchise, England(5)
   99.42  License, dated October 13, 1993, issued to Insight
          Communications Guildford Limited (renamed CableTel Surrey
          and Hampshire Limited) for the West Surrey/East Hampshire
          (Guildford) Cable Franchise, England(5)
   99.43  License, dated January 20, 1995, issued to CableTel
          Bedfordshire Ltd. for the area of South Bedfordshire,
          England(5)
   99.44  License, dated January 20, 1995, issued to CableTel North
          Bedfordshire Ltd. for the area of Bedford, England(5)
   99.45  License, dated January 20, 1992, issued to Cable and
          Satellite Television Holdings Limited (renamed CableTel West
          Glamorgan Limited) for the area of Swansea, Neath and Port
          Talbot, Wales(5)
   99.46  License, dated January 20, 1995, issued to Cabletel
          Hertfordshire Ltd. for the area of Hertford, Cheshunt and
          Ware (Lea Valley), England(5)
   99.47  License, dated January 20, 1995, issued to Cabletel Central
          Hertfordshire Ltd. for the area of Central Hertfordshire,
          England(5)
   99.48  License, dated July 21, 1995, issued to CableTel Kirklees(5)
   99.49  License, dated June 8, 1995, issued to CableTel Bedfordshire
          Ltd.(5)
   99.50  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Neyland, Wales(5)
   99.51  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Cwmgors, Wales(5)
   99.52  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Ammanford, Wales(5)
   99.53  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Carmarthen, Wales(5)
   99.54  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Haverfordwest, Wales(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.55  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Pembroke Dock, Wales(5)
   99.56  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Milford Haven, Wales(5)
   99.57  License, dated October 27, 1995, issued to CableTel South
          Wales Limited for the area of Glamorgan and Gwent, Wales(5)
   99.58  License, dated January 26, 1996, issued to Cabletel South
          Wales Limited, for part of the Glamorgan area(5)
   99.59  License, dated November 3, 1997, issued to NTL (UK) Group,
          Inc. for the Provision of Radio Fixed Access Operator
          Services(10)
   99.60  Agreement and Plan of Amalgamation; Undertaking of Comcast
          Corporation; Undertaking of Warburg, Pincus Investors,
          L.P.(11)

---------------
   *  Previously filed.

 **  To be filed by amendment.
 (1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.
 (2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.
 (3) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.
 (4) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.
 (5) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.
 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.
 (7) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.
 (8) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.
 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.
(10) Incorporated by reference to the Company's Annual Report on Form 10-K, filed on March 28, 1997.
(11) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.
(12) Incorporated by reference to the Registration Statement on Form S-3, File No. 33-96932, of Comcast U.K. Cable Partners Limited.

(13) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 31, 1999.

     ITEM 22.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 13th day of April, 1999.


                                          NTL Communications Corp.


                                          By /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                             Richard J. Lubasch
                                             Senior Vice President --
                                             General Counsel and Secretary


                               POWER OF ATTORNEY



     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, constitutes and appoints Richard J. Lubasch and Lauren Hochman Blair, or either of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-4 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
/s/ GEORGE S. BLUMENTHAL             Chairman of the Board, Treasurer       April 13, 1999
-----------------------------------    and Director
George S. Blumenthal

/s/ J. BARCLAY KNAPP                 President, Chief Executive and         April 13, 1999
-----------------------------------    Financial Officer and Director
J. Barclay Knapp

/s/ GREGG GORELICK                   Vice President -- Controller           April 13, 1999
-----------------------------------
Gregg Gorelick

/s/ SIDNEY R. KNAFEL                 Director                               April 13, 1999
-----------------------------------
Sidney R. Knafel

/s/ TED H. MCCOURTNEY                Director                               April 13, 1999
-----------------------------------
Ted H. McCourtney

                                     Director
-----------------------------------
Del Mintz

/s/ ALAN J. PATRICOF                 Director                               April 13, 1999
-----------------------------------
Alan J. Patricof

/s/ WARREN POTASH                    Director                               April 13, 1999
-----------------------------------
Warren Potash

/s/ MICHAEL S. WILLNER               Director                               April 13, 1999
-----------------------------------
Michael S. Willner

/s/ ROBERT T. GOAD                   Director                               April 13, 1999
-----------------------------------
Robert T. Goad

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    1.1   Purchase Agreement, dated October 26, 1998, by and among the
          Company and Morgan Stanley & Co. Incorporated, Chase
          Securities Inc., Donaldson, Lufkin & Jenrette Securities
          Corporation and Goldman, Sachs & Co., with respect to the
          11 1/2% Notes**
    1.2   Purchase Agreement, dated October 30, 1998, by and among the
          Company and Morgan Stanley & Co. Incorporated, Chase
          Securities Inc., Donaldson, Lufkin & Jenrette Securities
          Corporation and Goldman, Sachs & Co., with respect to the
          12 3/8% Notes**
    3.1   Restated Certificate of Incorporation of the Company(13)
    3.1(a) Certificate of Ownership and Merger, dated as of March 26,
          1997(6)
    3.2   Restated By-laws of the Company(1)
    4.1   Indenture, dated as of November 2, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 11 1/2% Notes(13)
    4.2   Indenture, dated as of November 6, 1998, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 12 3/8% Notes(13)
    4.3   Registration Rights Agreement, dated as of November 2, 1998, by and among the Company and Morgan Stanley & Co.
          Incorporated, Chase Securities Inc., Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.
          with respect to the 11 1/2% Notes(13)
    4.4   Registration Rights Agreement, dated as of November 6, 1998, by and among the Company and Morgan Stanley & Co.
          Incorporated, Chase Securities Inc., Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.
          with respect to the 12 3/8% Notes(13)
    4.5   Indenture, dated as of February 12, 1997, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the 10% Notes(10)
    4.6   Certificate of Designation, dated February 12, 1997, with
          respect to the Redeemable Preferred Stock(10)
    4.7   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the 10% Notes(10)
    4.8   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Chase Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(10)
    4.9   Form of 11 1/2% New Notes (included in Exhibit 4.1)
    4.10  Form of 12 3/8% New Notes (included in Exhibit 4.2)
    4.11  Indenture, dated as of June 12, 1996, by and between the
          Company and Chemical Bank, as Trustee, with respect to the
          7% Convertible Notes(8)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    4.12  Registration Rights Agreement, dated June 12, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation and Salomon Brothers Inc, with
          respect to the 7% Convertible Notes(8)
    4.13  Indenture, dated as of January 30, 1996, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          11 1/2% Notes(7)
    4.14  Registration Rights Agreement, dated January 30, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
          Securities Corporation, Salomon Brothers Inc and Chase
          Securities, Inc., with respect to the 11 1/2% Notes(7)
    4.15  Indenture, dated as of April 20, 1995, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          12 3/4% Notes(2)
    4.16  First Supplemental Indenture, dated as of January 22, 1996, by and among the Company and Chemical Bank, as Trustee with respect to the Indenture included as Exhibit 4.19(7)
    4.17  Registration Agreement, dated April 13, 1995 by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman, Sachs & Co.,
          with respect to the 12 3/4% Notes(2)
    4.18  Indenture, dated as of April 20, 1995, by and among the
          Company and Chemical Bank, as Trustee, with respect to the
          7 1/4% Convertible Notes(3)
    4.19  Registration Agreement, dated April 12, 1995, by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
          Jenrette Securities Corporation and Goldman Sachs & Co.,
          with respect to the 7 1/4% Convertible Notes(3)
    4.20  Indenture, dated as of October 1, 1993, by and among the
          Company and Chemical Bank, as Trustee with respect to the
          10 7/8% Senior Notes(4)
    4.21  First Supplemental Indenture, dated January 23, 1996, by and among the Company and Chemical Bank, as Trustee, with
          respect to the Indenture included as Exhibit 4.24(7)
    4.22  Rights Agreement, dated as of October 1, 1993, between the
          Company and Continental Transfer & Trust Company, as Rights
          Agent(1)
    4.23  Indenture, dated as of November 15, 1995, between Comcast
          U.K. Cable Partners Limited and Bank of Montreal Trust
          Company, as Trustee, with respect to the 11.20% Senior
          Discount Debentures Due 2007 of Comcast U.K. Cable Partners
          Limited.(12)
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the notes being registered hereby**
   10.1   Compensation Plan Agreements, as amended and restated
          effective June 3, 1997(11)
   10.2   Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1   Statement of computation of per share earnings(11)
   12.1   Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends**
   21.1   Subsidiaries of the Company(11)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   23.1   Consent of Ernst & Young, LLP
   23.2   Consent of Deloitte & Touche LLP
   23.3   Consent of Deloitte & Touche -- Birmingham
   23.4   Consent of Deloitte & Touche -- London
   23.5   Consent of Deloitte & Touche -- Comtel
   23.6   Consent of Coopers & Lybrand -- ComTel
   23.7   Consent of KPMG -- Diamond
   23.8   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)**
   24.1   Powers of Attorney (included on the signature page to this
          Registration Statement)
   25.1   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.1**
   25.2   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.2**
   99.1   Form of Letter of Transmittal in respect of the Notes*
   99.2   Form of Notice of Guaranteed Delivery*
   99.3   Form of Letter to Client*
   99.4   Form of Letter to Brokers, Dealers, Trust Companies and
          others Nominees*
   99.5   Prescribed Diffusion Service License, dated July 21, 1987, issued to British Cable Services Limited (now held by
          CableTel Surrey and Hampshire Limited) for the area of West
          Surrey and East Hampshire, England(5)
   99.6   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Inverclyde, Scotland(5)
   99.7   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Bearsden and Milngavie, Scotland(5)
   99.8   Prescribed Diffusion Service License, dated December 3,
          1990, issued to Newport Cablevision Limited (renamed
          CableTel Newport) for the area of Newport, Wales(5)
   99.9   Prescribed Diffusion Service License, dated July 10, 1984, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of North Glasgow and Clydebank, Strathclyde,
          Scotland(5)
   99.10  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Greater Glasgow, Scotland(5)
   99.11  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
          for the area of Paisley and Renfrew, Scotland(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.12  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Cable and Satellite Television Holdings Ltd
          (renamed CableTel West Glamorgan Limited) for the area of
          West Glamorgan, Wales(5)
   99.13  Prescribed Diffusion Service License, dated December 3,
          1990, issued to British Cable Services Limited for the area of Cardiff and Penarth, Wales (now held by CableTel Cardiff
          Limited)(5)
   99.14  Prescribed Diffusion Service License, dated December 3,
          1990, issued to Kirklees Cable (renamed CableTel Kirklees)
          for the area of Huddersfield and Dewsbury, West Yorkshire,
          England(5)
   99.15  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision Communications Company of
          Hertfordshire Ltd (renamed CableTel Hertfordshire Limited)
          for the area of Broxbourne and East Hertfordshire,
          England(5)
   99.16  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision Communications Company Ltd
          (renamed CableTel Central Hertfordshire Limited) for the
          area of Central Hertfordshire, England(5)
   99.17  Prescribed Diffusion Service License, dated March 26, 1990, issued to CableVision Bedfordshire Limited (renamed CableTel
          Bedfordshire Ltd.) for the area of Luton and South
          Bedfordshire(5)
   99.18  Prescribed Diffusion Service License, dated December 3,
          1990, issued to CableVision North Bedfordshire Ltd (renamed
          CableTel North Bedfordshire Ltd.) for the area of North
          Bedfordshire, England(5)
   99.19  Local Delivery Service License, dated October 2, 1995, issued to CableTel Northern Ireland Limited for Northern
          Ireland(5)
   99.20  Local Delivery Service License, dated December 6, 1995, issued to CableTel South Wales Limited for Glamorgan and
          Gwent, Wales(5)
   99.21  Local Delivery Service License, dated March 13, 1991, issued to Maxwell Cable TV Limited for Pembroke Dock, Dyfed, Wales
          (now held by Metro South Wales Limited)(5)
   99.22  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Camarthen, Wales (now held by Metro South Wales Limited)(5)
   99.23  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Milford Haven, Wales (now
          held by Metro South Wales Limited)(5)
   99.24  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Cwmgors (Amman Valley), West
          Glamorgan, Wales(5)
   99.25  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Ammanford, West Glamorgan,
          Wales(5)
   99.26  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Brecon, Gwent, Wales(5)
   99.27  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Haverfordwest, Preseli,
          Wales(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.28  Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Neyland, Preseli, Wales (now
          held by Metro South Wales Limited)(5)
   99.29  License, dated January 11, 1991, issued to Cablevision
          Communications Company of Hertfordshire Ltd (renamed
          CableTel Hertfordshire Limited) for the Hertford, Cheshunt
          and Ware (Lea Valley) cable franchise, England(5)
   99.30  License, dated December 8, 1990, issued to Cablevision
          Communications Company Limited for Central Hertfordshire
          (renamed CableTel Central Hertfordshire Limited), England(5)
   99.31  License, dated August 23, 1989, issued to Cablevision
          Bedfordshire Limited for Bedford and surrounding areas,
          England(5)
   99.32  License, dated January 9, 1991, issued to Cablevision North
          Bedfordshire Ltd for North Bedfordshire, England(5)
   99.33  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Inverclyde Cable
          Franchise, Scotland(5)
   99.34  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Bearsden and Milngavie
          Cable Franchise, Scotland(5)
   99.35  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Paisley and Renfrew Cable
          Franchise, Scotland(5)
   99.36  License, dated June 7, 1985, issued to Clyde Cablevision Ltd
          (renamed CableTel Glasgow) for North West Glasgow and
          Clydebank, Scotland(5)
   99.37  License, dated January 29, 1991, issued to Clyde Cablevision
          (renamed CableTel Glasgow) for the Greater Glasgow cable
          franchise, Scotland(5)
   99.38  License, dated October 13, 1993, issued to Insight
          Communications Cardiff Limited (renamed CableTel Cardiff
          Limited) for Cardiff, Wales(5)
   99.39  License, dated January 22, 1991, issued to Newport
          Cablevision Limited (renamed CableTel Newport), for Newport
          Cable franchise Wales(5)
   99.40  License, dated May 18, 1990, issued to Cable and Satellite
          Television Holdings Limited (renamed CableTel West
          Glamorgan) for West Glamorgan, Wales(5)
   99.41  License, dated December 20, 1990, issued to Kirklees Cable
          (renamed CableTel Kirklees) for the Huddersfield and
          Dewsbury cable franchise, England(5)
   99.42  License, dated October 13, 1993, issued to Insight
          Communications Guildford Limited (renamed CableTel Surrey
          and Hampshire Limited) for the West Surrey/East Hampshire
          (Guildford) Cable Franchise, England(5)
   99.43  License, dated January 20, 1995, issued to CableTel
          Bedfordshire Ltd. for the area of South Bedfordshire,
          England(5)
   99.44  License, dated January 20, 1995, issued to CableTel North
          Bedfordshire Ltd. for the area of Bedford, England(5)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   99.45  License, dated January 20, 1992, issued to Cable and
          Satellite Television Holdings Limited (renamed CableTel West
          Glamorgan Limited) for the area of Swansea, Neath and Port
          Talbot, Wales(5)
   99.46  License, dated January 20, 1995, issued to Cabletel
          Hertfordshire Ltd. for the area of Hertford, Cheshunt and
          Ware (Lea Valley), England(5)
   99.47  License, dated January 20, 1995, issued to Cabletel Central
          Hertfordshire Ltd. for the area of Central Hertfordshire,
          England(5)
   99.48  License, dated July 21, 1995, issued to CableTel Kirklees(5)
   99.49  License, dated June 8, 1995, issued to CableTel Bedfordshire
          Ltd.(5)
   99.50  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Neyland, Wales(5)
   99.51  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Cwmgors, Wales(5)
   99.52  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Ammanford, Wales(5)
   99.53  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Carmarthen, Wales(5)
   99.54  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Haverfordwest, Wales(5)
   99.55  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Pembroke Dock, Wales(5)
   99.56  License, dated October 27, 1995, issued to Metro South Wales
          Limited for the area of Milford Haven, Wales(5)
   99.57  License, dated October 27, 1995, issued to CableTel South
          Wales Limited for the area of Glamorgan and Gwent, Wales(5)
   99.58  License, dated January 26, 1996, issued to Cabletel South
          Wales Limited, for part of the Glamorgan area(5)
   99.59  License, dated November 3, 1997, issued to NTL (UK) Group,
          Inc. for the Provision of Radio Fixed Access Operator
          Services(10)
   99.60  Agreement and Plan of Amalgamation; Undertaking of Comcast
          Corporation; Undertaking of Warburg, Pincus Investors,
          L.P.(11)

---------------
   *  Previously filed.

 **  To be filed by amendment.

 (1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.

 (2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.

 (3) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.

 (4) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.

 (5) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.

 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.

 (7) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.

 (8) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.

 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K, filed on March 28, 1997.

(11) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.

(12) Incorporated by reference to the Registration Statement on Form S-3, File No. 33-96932, of Comcast U.K. Cable Partners Limited.


(13) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 31, 1999.